Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

By and Among

ANDEREN FINANCIAL INC.,

FRANKLIN ACQUISITION COMPANY, LLC,

and

FLORIDA BANK GROUP, INC.,

Dated July 14, 2010

LIST OF EXHIBITS

Exhibit 1	—	Continuing Entity Directors

Exhibit 1-A	—	FBG Directors

Exhibit 2	—	Continuing Entity Executive Officers

Exhibit 2-A	—	FBG Executive Officers

Exhibit 3	—	Florida Bank Directors

Exhibit 4	—	Florida Bank Executive Officers

Exhibit 5	—	Florida Bank and Anderen Bank Branches

Exhibit 6	—	AFI Warrants

Exhibit 7	—	Individuals Whose Employment Agreements Will Be Terminated

Exhibit 8	—	Individuals Who Will Enter into Employment Agreements with FBG

Exhibit 9	—	Forms of Employment Agreements

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of this 14th day of July 2010, by and among Anderen Financial Inc., a Florida corporation (“AFI”), Franklin Acquisition Company, LLC, a Florida limited liability company (“MergerCo”), and Florida Bank Group, Inc. (“FBG”), a Florida corporation.

RECITALS:

A. AFI. AFI is a corporation duly organized and existing in good standing under the laws of the State of Florida, with its principal executive offices located in Palm Harbor, Florida. As of the date hereof, AFI’s authorized capital stock consists of (i) 100,000,000 shares of common stock, par value $.01 per share (the “AFI Common Stock”), of which 5,006,617 shares of AFI Common Stock are outstanding, and (ii) 20,000,000 shares of preferred stock, par value $1.00 per share, none of which shares is outstanding. AFI owns all of the outstanding shares of Anderen Bank.

B. FBG. FBG is a corporation duly organized and existing in good standing under the laws of the State of Florida with its principal executive offices located in Tampa, Florida. As of the date hereof, FBG’s authorized capital stock consists of (i) 50,000,000 shares of common stock, par value $.01 per share (“FBG Common Stock”), of which 14,329,315 shares are outstanding as of the date of this Agreement, and (ii) 5,000,000 shares of preferred stock, par value $.01 per share, of which 21,496 shares are outstanding and held by the United States Department of the Treasury, consisting of (a) 20,471 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, and (b) 1,024 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B (collectively, the “Treasury Preferred Stock”). FBG owns all of the outstanding shares of Florida Bank.

C. MergerCo. MergerCo is a limited liability company duly formed and existing in good standing under the laws of the State of Florida with its principal executive offices located in Tampa, Florida. As of the date hereof, MergerCo’s outstanding membership interests consists of 100 units (“MergerCo Units”). FBG owns all of the outstanding units of MergerCo.

D. Merger. Pursuant to this Agreement, AFI will merge with and into MergerCo. For purposes of this Agreement, the foregoing merger is referred to as the “Merger.”

E. Intention of the Parties. It is the intention of the parties to this Agreement that the Merger shall qualify as a tax free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”).

F. Subsidiary Merger. Pursuant to this Agreement, Anderen Bank, a Florida banking corporation (“Anderen Bank”), shall merge with and into Florida Bank. For purposes of this Agreement, the foregoing merger is referred to as the “Subsidiary Merger.”

G. Approvals. The Boards of Directors of each of FBG, MergerCo and AFI have determined that this Agreement and the transactions contemplated hereby are in the best interests of their respective shareholders, and have approved this Agreement at meetings of each of such Boards of Directors.

H. AFI Shareholder Voting Agreement. As a condition and an inducement to the signing of this Agreement, certain shareholders of AFI (each a “Shareholder” and collectively, the “Shareholders”) have executed a Shareholder Voting Agreement (the “Shareholders’ Agreement”) pursuant to which each such Shareholder has agreed, among other things, to vote all shares of AFI Common Stock beneficially owned by such Shareholder in favor of the approval of this Agreement (as and to the extent required by law) in accordance with and subject to the terms set forth in the Shareholders’ Agreement.

I. Non-Competition Agreements. As a condition and an inducement to the signing of this Agreement, AFI has agreed to use its reasonable best efforts to cause each of the Non-Compete Persons to enter into a Non-Competition Agreement with FBG, pursuant to which such Non-Compete Person shall agree, as of and following the Merger Effective Date, to refrain from engaging in certain activities in competition with FBG and the Continuing Bank (each, a “Non-Competition Agreement” and, collectively, the “Non-Competition Agreements”).

NOW, THEREFORE, in consideration of their mutual promises and obligations, the parties hereto, intending to be legally bound, adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying the Agreement into effect, as follows:

ARTICLE I.

THE MERGER AND THE SUBSIDIARY MERGER

1.1 The Merger. In the event that all of the conditions set forth in Article VI hereof have been satisfied or waived:

(A) The Merger. Subject to the terms and conditions of this Agreement, on the Merger Effective Date, (i) AFI shall be merged with and into MergerCo, (ii) MergerCo shall be the surviving entity and (iii) the separate corporate existence of AFI shall thereupon cease. MergerCo, following consummation of the Merger, is sometimes referred to in this Agreement as the “Continuing Entity.”

(B) Rights, Etc. On the Merger Effective Date, the Continuing Entity shall thereupon and thereafter possess all of the rights, privileges, immunities and franchises, of a public as well as of a private nature, of AFI, and all property, real, personal and mixed and all debts due on whatever account, and all other causes of action, all and every other interest of or belonging to or due to each of the corporations so merged shall be deemed to be vested in the Continuing Entity without further act or deed. The title to any real estate, or any interest therein, vested in any of such corporations, shall not revert or be in any way impaired by reason of the Merger, as provided by the laws of the State of Florida.

(C) Liabilities. On the Merger Effective Date, the Continuing Entity shall thereupon and thereafter be responsible and liable for all the liabilities, obligations and penalties of each of the corporations so merged. All rights of creditors and obligors and all Liens on the property of each of MergerCo and AFI shall be preserved unimpaired.

(D) Directors and Officers.

(i) The directors of the Continuing Entity following the Effective Time, who shall hold office until such time as their successors are elected and qualified, shall consist of those individuals set forth on Exhibit 1. The directors of FBG following the Effective Time who shall hold office until such time as their successors are elected and qualified shall consist of the individuals set forth on Exhibit 1-A.

(ii) The executive officers of the Continuing Entity following the Effective Time, shall consist of those individuals set forth on Exhibit 2. The executive officers of FBG following the Effective Time, shall consist of those individuals set forth on Exhibit 2-A.

(iii) FBG shall cause AFI’s FBG Nominee Directors, subject to the satisfaction of all legal and governance requirements regarding service as a director of FBG, to be appointed to FBG’s Board of Directors promptly following the Merger Effective Date. At each of the first two annual meeting of shareholders of FBG following the Merger Effective Date at which directors of FBG are to be elected by the shareholders of FBG, FBG shall cause AFI’s FBG Nominee Directors to be nominated for election as directors of FBG, subject to the satisfaction of all legal and governance requirements regarding service as a director of FBG.

1.2 Merger Effective Date; Closing. The Merger shall become effective at the date and time (the “Effective Time”) set forth in the Articles of Merger relating to the Merger filed with the Secretary of State of Florida (the “Merger Effective Date”) and the parties shall utilize their best efforts to cause such Articles of Merger to be issued within 30 days after satisfaction of all conditions set forth in Article VI, including, without limitation, the receipt of the regulatory approvals (and the expiration of all waiting periods) referred to in Section 6.1. All documents required by the terms of this Agreement to be delivered at or prior to consummation of the Merger shall be exchanged by the parties at the closing of the Merger (the “Closing”), which shall be held on the Merger Effective Date at such location and at such time as may be mutually agreed upon.

1.3 The Subsidiary Merger. In the event that all of the conditions set forth in Article VI hereof have been satisfied or waived:

(A) The Subsidiary Merger. On the Merger Effective Date (as hereinafter defined) Anderen Bank will merge with and into Florida Bank. Florida Bank, following consummation of the Merger is sometimes referred to in this Agreement as the “Continuing Bank.”

(B) Rights, Etc. On the Merger Effective Date, the Continuing Bank shall thereupon and thereafter possess all of the rights, privileges, immunities and franchises, of a public as well as of a private nature, of Florida Bank and Anderen Bank, and all property, real, personal and mixed and all debts due on whatever account, and all other causes of action, all and every other interest of or belonging to or due to each of the Banks so merged shall be deemed to be vested in the Continuing Bank without further act or deed. The title to any real estate, or any interest therein, vested in any of such Banks, shall not revert or be in any way impaired by reason of the Subsidiary Merger, as provided by the laws of the State of Florida.

(C) Liabilities. On the Merger Effective Date, the Continuing Bank shall thereupon and thereafter be responsible and liable for all the liabilities, obligations and penalties of each of the corporations so merged. All rights of creditors and obligors and all Liens on the property of each of Florida Bank and Anderen Bank shall be preserved unimpaired.

(D) Articles of Incorporation; Bylaws; Directors; Officers; Offices.

(i) The articles of incorporation and bylaws of the Continuing Bank following the Merger Effective Date shall be those as in effect immediately prior to the Merger Effective Date and shall thereafter remain in effect until changed in accordance with applicable Law.

(ii) The directors of the Continuing Bank following the Merger Effective Date, who shall hold office until such time as their successors are elected and qualified, shall consist of those individuals set forth on Exhibit 3.

(iii) The executive officers of the Continuing Bank following the Merger Effective Date, shall consist of those individuals set forth on Exhibit 4.

(iv) The banking offices of the Continuing Bank following the Merger Effective Date shall include those banking offices of each of Florida Bank and Anderen Bank which were in operation immediately prior to the Merger Effective Date and, as soon thereafter as they are able to commence operations, those banking offices which were approved but unopened branches of each of Florida Bank and Anderen Bank on the Merger Effective Date. The name and location of the main office and any existing and proposed branch office of Florida Bank is set forth on Exhibit 5.

(v) FBG shall cause AFI’s Florida Bank Nominee Directors, subject to the satisfaction of all legal and governance requirements regarding service as a director of Florida Bank, to be appointed to Florida Bank’s Board of Directors promptly following the Merger Effective Date. At each of the first two annual meeting of shareholders of Florida Bank following the Merger Effective Date at which directors of Florida Bank are to be elected by FBG (as sole shareholder of Florida Bank) or by written consent of FBG in lieu of such meetings, FBG shall cause AFI’s Florida Bank Nominee Directors to be elected as directors of Florida Bank, subject to the satisfaction of all legal and governance requirements regarding service as a director of Florida Bank.

1.4 Trust Powers. At the Merger Effective Date, no direct or indirect subsidiary bank of the Continuing Bank will exercise trust powers.

1.5 Restructure of Transaction. FBG shall have the right to revise the structure of the Merger contemplated by this Agreement (including providing for the merger of AFI with and into MergerCo) in order to assure that the Merger for federal income tax purposes shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code; provided, that no such revision to the structure of the Merger shall result in (i) any changes in the amount or type of the consideration which the holders of shares of AFI Common Stock are entitled to receive under this Agreement, (ii) any changes in the intended tax-free effects of the Merger to FBG, AFI or the holders of shares of AFI Common Stock, (iii) would be materially adverse to the interests of FBG, AFI or holders of shares of AFI Common Stock, or (iv) would unreasonably impede or delay consummation of the Merger. FBG may exercise this right of revision by giving written notice to AFI in the manner provided in Section 8.4 which notice shall be in the form of an amendment to this Agreement or in the form of an Amended and Restated Agreement and Plan of Merger.

ARTICLE II.

MERGER CONSIDERATION

2.1 Merger Consideration. Subject to the provisions of this Agreement, automatically, as a result of the Merger, and without any action on the part of any party or Shareholder:

(A) Outstanding Stock.

(i) Subject to the provisions of this Agreement, as of the Effective Time and by virtue of the Merger and without any further action on the part of the holder of any shares of AFI Common Stock or FBG Common Stock:

(a) each share of FBG Common Stock and FBG Preferred Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding;

(b) each share of AFI Common Stock (excluding shares owned by AFI and shares as to which statutory dissenters’ rights have been perfected (“Dissenters’ Rights”) as provided in Section 2.6 (if any) issued and outstanding immediately prior to the Effective Time shall become and be converted into the right to receive 1.32 shares of FBG Common Stock (the “AFI Exchange Ratio”); and

(c) each share of MergerCo Units issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding.

(ii) Any shares of AFI Common Stock owned by AFI shall be cancelled and retired upon the Effective Time and no consideration shall be issued in exchange therefor. In the event that prior to the Effective Time the shares of AFI Common Stock shall be changed into a different number of shares or a different class of shares by reason of any recapitalization or reclassification, stock dividend, combination, stock split, or reverse stock split of such shares, an appropriate and proportionate adjustment shall be made in the number of shares of FBG Common Stock into which such shares shall be converted.

(iii) Subject to the provisions of this Agreement, as of the Effective Time and by virtue of the Subsidiary Merger without any further action on the part of the holder of any shares of Anderen Bank common stock or Florida Bank common stock,

(a) each share of Florida Bank common stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding; and

(b) each share of Anderen Bank common stock issued and outstanding immediately prior to the Effective Time shall be cancelled.

2.2 Shareholder Rights; Stock Transfers. At the Effective Time, holders of AFI Common Stock shall cease to be, and shall have no rights as holders of AFI Common Stock other than to receive the Merger consideration set forth in Section 2.1 or the amount set forth in Section

2.6 (to the extent applicable). After the Effective Time, there shall be no transfers on the stock transfer books of AFI of the shares of AFI Common Stock which were issued and outstanding immediately prior to the Effective Time.

2.3 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of FBG Common Stock, and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. Instead, such fractional share interest shall be rounded up to the nearest whole share of FBG Common Stock.

2.4 Exchange Procedures.

(A) Promptly after the Merger Effective Date, FBG shall cause FBG’s transfer agent or another agent selected by FBG (the “Exchange Agent”), to mail to each holder of record of a certificate or certificates which represented shares of AFI Common Stock immediately prior to the Effective Time (the “Certificates”), appropriate transmittal materials and instructions (which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent). The Certificate or Certificates of AFI Common Stock so delivered shall be duly endorsed as the Exchange Agent may require. In the event of a transfer of ownership of shares of AFI Common Stock represented by Certificates that is not registered in the transfer records of AFI, the consideration provided in Section 2.1 may be issued to a transferee if the Certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as FBG and the Exchange Agent may reasonably require and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. The Continuing Entity shall pay all charges and expenses, including those of the Exchange Agent, in connection with the distribution of the consideration provided in Section 2.1.

(B) After the Effective Time, each holder of shares of AFI Common Stock (other than shares to be cancelled pursuant to Section 2.(A)(ii) or as to which Dissenters’ Rights have been perfected as provided in Section 2.6) issued and outstanding at the Merger Effective Date shall surrender the Certificate or Certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the Merger consideration set forth in Section 2.1. FBG shall not be obligated to deliver the Merger consideration to which any former holder of AFI Common Stock is entitled as a result of the Merger until such holder surrenders such holder’s Certificate or Certificates for exchange as provided in this Section 2.4.

(C) Each of FBG, the Continuing Entity and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of AFI Common Stock such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code or any provision of state, local or foreign tax Law. To the extent that any amounts are so withheld by FBG, the Continuing Entity or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of AFI Common Stock in respect of which such deduction and withholding was made by FBG, the Continuing Entity or the Exchange Agent, as the case may be.

(D) Any other provision of this Agreement notwithstanding, neither FBG, the Continuing Entity nor the Exchange Agent shall be liable to a holder of AFI Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law.

2.5 Options and Warrants.

(A) Subject to Section 2.5(B), each AFI Option which is outstanding at the Effective Time, whether or not exercisable, shall be cancelled and exchanged for an option exercisable for FBG Common Stock, such that the number of shares of FBG Common Stock subject to such substitute option shall be equal to the number of shares of AFI Common Stock subject to such AFI Option immediately prior to the Effective Time multiplied by the AFI Exchange Ratio, rounded down to the nearest whole share, and the per share exercise price of the substituted option shall be the exercise price under each such AFI Option adjusted by dividing the per share exercise price under each such AFI Option by the AFI Exchange Ratio and rounding up to the nearest cent. Each outstanding award agreement shall be amended by AFI, as necessary, and AFI shall take all necessary actions, including using its reasonable efforts to obtain from each holder of an AFI Option any Consent or Contract that may be deemed necessary or advisable in order to effect the transactions contemplated by this Section 2.5, as satisfactory to FBG.

(B) AFI, through notice to each holder of AFI Options (an “AFI Option Holder”) sent at least 45 days prior to the Merger Effective Date, shall grant such holders the opportunity (the “Option Election”) to (i) surrender their AFI Options at the Merger Effective Date for a cash payment equal to $2.00 for each share of AFI Common Stock subject to such AFI Option (the “Exercise Election”); or (ii) amend the award agreement governing such AFI Options to provide that such AFI Options shall be exercised on or prior to the later of (x) the second anniversary of the Merger Effective Date and (y) 90 days from the termination of such AFI Option Holder’s employment with, or membership on the Board of Directors of, FBG or Florida Bank, as the case may be (the “Term Extension”). Such Option Election shall occur on or before a date determined by FBG that is not less than 15 days prior to the Merger Effective Date. Notwithstanding the foregoing, if neither the Exercise Election nor the Term Extension is elected by any AFI Option Holder pursuant to this Section 2.5(B), such AFI Option Holder shall be deemed to have elected the Term Extension.

(C) FBG, through notice to holders (each, an “AFI Warrant Holder”) of each warrant to purchase shares of AFI Common Stock (each, an “AFI Warrant”) sent at least 45 days prior to the Merger Effective Date, shall grant such holders the opportunity (the “Warrant Election”) to (i) exercise their AFI Warrants at the Merger Effective Date for an exercise price equal to $7.26 for each share of AFI Common Stock subject to the AFI Warrant (the “Warrant Exercise Option”) or (ii) terminate their AFI Warrant in exchange for $1.00 for each share of AFI Common Stock subject to the AFI Warrant (the “Warrant Termination Option”), with such Warrant Election to occur on or before a date determined by FBG that is not less than 15 days prior to the Merger Effective Date (such date being the “Warrant Election Date”); provided, that the AFI Warrant Holders listed on Schedule 2.5(C) shall not be provided with the Warrant Election. Notwithstanding the foregoing, if neither the Warrant Exercise Option nor the Warrant Termination Option is elected by any AFI Warrant Holder other than AFI Warrants held by the

AFI Warrant Holders listed on Schedule 2.5(C), each AFI Warrant held by such AFI Warrant Holder which is outstanding at the Effective Time shall be converted into and become the right to receive FBG Common Stock upon exercise of the AFI Warrant, and FBG shall assume each AFI Warrant, in accordance with the terms of the applicable warrant agreement by which it is evidenced, except that from and after the Effective Time, (i) each AFI Warrant assumed by FBG may be exercised solely for shares of FBG Common Stock (or cash, if so provided under the terms of such AFI Warrant), (ii) the number of shares of FBG Common Stock subject to such AFI Warrant shall be equal to the number of shares of AFI Common Stock subject to such AFI Warrant immediately prior to the Effective Time multiplied by the AFI Exchange Ratio, and (iii) the per share exercise price under each such AFI Warrant shall be adjusted by dividing the per share exercise price under each such AFI Warrant by the AFI Exchange Ratio and rounding up to the nearest cent. Notwithstanding the provisions of clause (ii) of the preceding sentence, FBG shall not be obligated to issue any fraction of a share of FBG Common Stock upon exercise of AFI Warrants and any fraction of a share of FBG Common Stock that otherwise would be subject to a converted AFI Warrant shall represent the right to receive a cash payment upon exercise of such converted AFI Warrant equal to the product of such fraction and the difference between the market value of one share of FBG Common Stock at the time of exercise of such converted AFI Warrant and the per share exercise price of such converted AFI Warrant. With respect to those AFI Warrant Holders listed on Schedule 2.5(C), the AFI Warrants held by such AFI Warrant Holders shall expire on the Merger Effective Date. AFI will take all corporate action necessary to amend the outstanding warrant agreements to give effect to the foregoing provisions of this Section 2.5, as satisfactory to FBG. Each outstanding warrant agreement will be amended by AFI, as necessary, and AFI shall take all necessary actions, including using its reasonable efforts to obtain from each holder of an AFI Warrant any Consent or Contract that may be deemed necessary or advisable in order to effect the transactions contemplated by this Section 2.5, as satisfactory to FBG. A true and complete list of AFI Warrants is set forth in Exhibit 6 of this Agreement.

2.6 Dissenters’ Rights. Shares of AFI Common Stock held by a shareholder of AFI, as the case may be, who shall have perfected Dissenters’ Rights in accordance with the provisions of the Florida Business Corporation Act (such laws are referred to as the “Dissent Provisions”) and not effectively withdrawn or lost such Dissenters’ Rights shall not be converted into or represent a right to receive the FBG Common Stock and cash issuable in the Merger, but the holder thereof shall be entitled only to such rights as are granted by the Dissent Provisions. If after the Merger Effective Date a dissenting shareholder of AFI fails to perfect, or effectively withdraws or loses, such holder’s dissenters right and payment for the shares of AFI Common Stock, FBG shall issue and deliver the consideration to which such holder is entitled under Section 2.1 upon surrender by such holder of the certificate or certificates representing the shares held by the holder.

2.7 Securities Act Matters. The parties intend that the FBG Common Stock issuable in the Merger will be issued pursuant to a Registration Statement on Form S-4, or other appropriate form, including any pre-effective proposed-effective amendments or supplements thereto, filed with the Securities and Exchange Commission (the “SEC”), by FBG pursuant to the registration requirements of the Securities Act of 1933 (the “Securities Act”), and applicable exemptions from registration under the state securities laws, (the “Registration Statement”).

2.8 FBG Warrants. Immediately prior to the Merger Effective Date, FBG shall issue to certain or all of the FBG shareholders and new FBG investors (in the sole discretion of FBG) at the close of business on the day before the Merger Effective Date stock purchase warrants (the “FBG Warrants”) which shall entitle the holder thereof for each such warrant to purchase shares of FBG Common Stock on or before August 15, 2013, at a purchase price equal to $7.58 per share of FBG Common Stock. The aggregate number of shares of FBG Common Stock that may be issued pursuant to the FBG Warrants shall be equal to the difference between (a) the quotient obtained by dividing (1) the product obtained by multiplying the number of shares of AFI Common Stock that can be acquired by the exercise of AFI Warrants outstanding after the Warrant Election Date (assuming the Warrant Elections have occurred) by the Exchange Ratio, by (2) the quotient obtained by dividing the number of shares of AFI Common Stock outstanding as of the date of this Agreement by the number of shares of FBG Common Stock outstanding as of the date the FBG Warrants are issued, and (b) the product obtained by multiplying the number of shares of AFI Common Stock that can be acquired by the exercise of AFI Warrants outstanding after the Warrant Election Date (assuming the Warrant Elections have occurred) by the Exchange Ratio.

ARTICLE III.

ACTIONS PENDING MERGER

3.1 Conduct of Business Prior to the Merger Effective Date. Except as expressly contemplated or permitted by this Agreement, or as required by applicable Law, during the period from the date of this Agreement to the Merger Effective Date, each of AFI and Anderen Bank, on the one hand, and FBG and Florida Bank, on the other hand, shall (i) conduct its business in the usual, regular and ordinary course consistent with past practice, (ii) use reasonable best efforts to maintain and preserve intact its business organization and advantageous customer and business relationships and retain the services of its key officers and employees, and (iii) take no action which would reasonably be expected to adversely affect or delay its ability to consummate the transactions contemplated hereby.

3.2 Conduct of AFI prior Effective Time. From the date hereof until the Effective Time, except as otherwise contemplated by this Agreement, or as consented to in writing by FBG, AFI shall not:

(A) Capital Stock. Issue, sell, transfer, dispose of, permit to become outstanding, authorize the creation of, pledge or encumber any shares of capital stock, voting securities or other equity interest, or any options, warrants, convertible securities or other Rights of any kind to acquire or receive any shares of AFI Capital Stock, voting securities or other Equity Rights (including stock appreciation rights, phantom stock or similar instruments), except for the issuance of shares of AFI Common Stock in connection with the exercise, in accordance with the terms of any applicable plan, of those AFI Options outstanding on the date hereof as set forth on Schedule 3.2(A) of the AFI Disclosure Letter.

(B) Dividends, Etc. Make, declare, pay or set aside for payment any dividend payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of AFI Capital Stock, or directly or indirectly adjust, split, combine, reclassify, redeem, purchase or otherwise acquire any shares of AFI Capital Stock.

(C) Compensation; Employment Agreements, Etc. Except as set forth on Schedule 3.2(C) of the AFI Disclosure Letter, enter into, adopt, establish, renew or allow to renew automatically, make any new grants of awards under, amend or otherwise modify or terminate any employment, consulting, transition, termination, severance, change in control, retention or similar agreements or arrangements, benefit, program, policy, trust, fund or other arrangement with any current or former director, officer, employee or independent contractor or grant any salary or wage increase or increase any other compensation or employee benefit (including incentive or bonus payments), except (provided that FBG is given five Business Days advance written notice thereof): (i) for normal individual increases in base salary or wage rates to current employees, directors and officers in the ordinary and usual course of business consistent with past practice, provided that no such increase shall result in an annual adjustment of more than 3.0% of the aggregate base salary and wages payable in 2010 (except as otherwise provided in an employment agreement); or (ii) for other changes that are required by applicable Law or any Contract disclosed to FBG prior to the date hereof.

(D) Hiring and Promotion. Hire any person as an employee or promote any employee, except (provided that FBG is given five Business Days advance written notice thereof) persons hired to fill any vacancies and whose employment is terminable at will and whose base salary or wage rate, including any guaranteed bonus or any similar bonus, does not exceed $40,000 per annum.

(E) Benefit Plans. Enter into, terminate, establish, adopt or amend (except as may be required by applicable Law) any Benefit Plans of AFI, take any action to grant or approve the grant of, accelerate the vesting, accrual or exercisability of stock options (except as expressly provided by this Agreement), restricted stock or other compensation or benefits payable thereunder or increase the participant pool of any Benefit Plan (except that it may renew its health insurance policies and programs in effect as of the date of this Agreement upon terms and conditions acceptable to FBG). Without limiting the generality of the foregoing, neither party shall take any action which has the effect of increasing its obligations or liabilities pursuant to any stock option plans or any other Benefit Plan.

(F) Dispositions. Sell, transfer, lease, license, guarantee, mortgage, pledge, encumber or otherwise create any Lien on, dispose of or discontinue any of its assets, deposits, business or properties (other than sales of loans and loan participations made in the ordinary and usual course of business consistent with past practice and pursuant to Section 3.2(P)) except in the ordinary and usual course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to it.

(G) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control of property other than real estate in a bona fide fiduciary capacity or in satisfaction of indebtedness previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, deposits, business or properties of any other person except in the ordinary and usual course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to it, as the case may be (and, in the case of purchases of loans and loan participations, in accordance with Section 3.2(P)).

(H) Capital Expenditures. Make any capital expenditures other than (i) capital expenditures provided for in the capital budget provided to FBG prior to the date of this Agreement, and (ii) other capital expenditures in the ordinary and usual course of business consistent with past practice in amounts not exceeding $50,000 individually or $300,000 in the aggregate.

(I) Governing Documents. Amend or otherwise change its articles of incorporation or bylaws, except as otherwise contemplated by this Agreement.

(J) Accounting Methods. Implement or adopt any change in its book or tax accounting principles, practices or methods, other than as may be required by GAAP or regulatory accounting principles, and as concurred in by its independent public accountants.

(K) Contracts. Except with respect to Contracts relating to loans or loan participations made in the ordinary and usual course of business consistent with past practice and in accordance with Section 3.2(P), enter into, renew or allow to renew automatically, modify, amend or terminate, make any payment not then required under or waive, release or assign any material right or claims under, any Contract that calls for aggregate annual payments of $20,000 or more and which is not terminable at will or with 60 days or less notice without payment of any amount other than for products delivered or services performed through the date of termination.

(L) Claims. Enter into any settlement, compromise or similar agreement with respect to, or take any other significant action with respect to the conduct of, or commence, any litigation, claim, action, suit, hearing, investigation or other proceeding to which it is or becomes a party, which settlement, compromise, agreement or action involves payment by it, of an amount that exceeds $5,000 individually or $10,000 in the aggregate and/or would impose any material restriction on the business of any AFI Entity, or any of its Affiliates or create precedent for claims that are reasonably likely to be material to any AFI Entity, as the case may be.

(M) Adverse Actions. Take any action or omit to take any action, or agree or commit to take or omit to take any action, that would result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Merger Effective Date, (ii) any of the conditions to the Merger set forth in Article VI not being satisfied on a timely basis; or (iii) a material violation of any provision of this Agreement, except as may be required by applicable Law.

(N) Risk Management. Except as required by applicable Law, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, (ii) fail to follow any of its existing policies or practices with respect to managing its exposure to interest rate and other risks; or (iii) fail to use commercially reasonable efforts to avoid any material increase in its aggregate exposure to interest rate risk.

(O) Indebtedness. Incur or modify any indebtedness for borrowed money or other liability (other than deposits, federal funds borrowings and borrowings from the Federal Home Loan Banks) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person (other than in connection with payments, processing and similar matters in the ordinary course of business consistent with past practices).

(P) Loans. (i) Enter into, renew, increase or commit to make any loan (including letters of credit) to, or invest or agree to invest in any Person or modify any of the material provisions or renew or otherwise extend the maturity date of any existing loan (collectively, “Lend to”) in an amount in excess of $500,000 or in any amount which, when aggregated with any and all loans of Anderen Bank to such Person, would be in excess of $500,000; (ii) Lend to any Person in an amount in excess of $500,000 or in any amount which, or when aggregated with any and all loans or commitments of such Bank to such Person, would be in excess of $500,000; (iii) Lend to any Person other than in accordance with lending policies as in effect on the date hereof, provided that in the case of foregoing clauses (i) through (iii) Anderen Bank may make any such loan in the event (1) AFI or Anderen Bank has delivered to the President and the Chief Risk Officer of FBG a notice of its intention to make such loan or fund such commitment and, subject to applicable Law, such information as FBG may reasonably require in respect thereof and (2) FBG shall not have reasonably objected to such loan by giving written or facsimile notice of such objection within three Business Days following the delivery to FBG of the notice of intention and information as aforesaid; or (d) Lend to any Person with a loan which is on a “watch list” or similar internal report of Anderen Bank; provided, that nothing in this subsection (P) shall prohibit Anderen Bank from honoring any contractual obligation in existence on the date of this Agreement.

(Q) Investments. (i) Other than in the ordinary and usual course of business consistent with past practice in amounts not to exceed $150,000 individually and $250,000 in the aggregate or sales of overnight federal funds (limited to 25% of its shareholders’ equity) or in securities transactions as provided in (ii) below, make any investment either by contributions to capital, property transfers or purchases of any property or assets of any person and (ii) other than purchases of direct obligations of the United States of America or obligations of U.S. government agencies which are entitled to the full faith and credit of the United States of America, in any case with a remaining maturity at the time of purchase of one year or less, purchase or acquire securities of any type; provided, however, that in the case of investment securities, it may purchase investment securities if, within five Business Days after AFI requests in writing (which request shall describe in detail the investment securities to be purchased and the price thereof) that FBG consent to making of any such purchase, FBG has approved such request in writing or has not responded in writing to such request.

(R) Taxes. Commence, compromise or settle any litigation or proceeding with respect to any liability for Taxes, make or change any Tax election, file any amended Tax Return, enter into any closing agreement, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to it, take any action which is reasonably likely to have an adverse effect on any Tax position of it or, after the Merger, the Continuing Entity or any of its Affiliates, change any of its methods of reporting income or deductions for Tax purposes or take any other action with respect to Taxes that is outside the ordinary and usual course of business or inconsistent with past practice.

(S) Operations. Introduce any material new products or services; begin any material marketing campaigns; enter into any material new line of business; change its lending, underwriting, credit-grading or other material banking or operating policies in any material respects; or make or file any applications with any Regulatory Authority for the opening, relocation or closing of any, or open, relocate or close any, branch, servicing center or other office or facility.

(T) Commitments. Agree or commit to do any of the foregoing.

3.3 Conduct of FBG prior to Effective Time. From the date hereof until the Effective Time, except as otherwise contemplated by this Agreement, or as consented to in writing by AFI, FBG shall not:

(A) Benefit Plans. Enter into, terminate, establish, adopt or amend (except as may be required by applicable Law) any Benefit Plans of FBG, take any action to grant or approve the grant of, accelerate the vesting, accrual or exercisability of stock options (except as expressly provided by this Agreement), restricted stock or other compensation or benefits payable thereunder or increase the participant pool of any Benefit Plan (except that it may renew its health insurance policies and programs in effect as of the date of this Agreement upon terms and conditions acceptable to AFI). Without limiting the generality of the foregoing, neither party shall take any action which has the effect of increasing its obligations or liabilities pursuant to any stock option plans or any other Benefit Plan.

(B) Capital Expenditures. Make any capital expenditures other than (i) capital expenditures provided for in the capital budget provided to AFI prior to the date of this Agreement, and (ii) other capital expenditures in the ordinary and usual course of business consistent with past practice in amounts not exceeding $500,000 individually or $5,000,000 in the aggregate.

(C) Governing Documents. Amend or otherwise change its articles of incorporation or bylaws, except as otherwise contemplated by this Agreement.

(D) Accounting Methods. Implement or adopt any change in its book or tax accounting principles, practices or methods, other than as may be required by GAAP or regulatory accounting principles, and as concurred in by its independent public accountants.

(E) Adverse Actions. Take any action or omit to take any action, or agree or commit to take or omit to take any action, that would result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Merger Effective Date, (ii) any of the conditions to the Merger set forth in Article VI not being satisfied on a timely basis; or (iii) a material violation of any provision of this Agreement, except as may be required by applicable Law.

(F) Risk Management. Except as required by applicable Law, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, (ii) fail to follow any of its existing policies or practices with respect to managing its exposure to interest rate and other risks; or (iii) fail to use commercially reasonable efforts to avoid any material increase in its aggregate exposure to interest rate risk.

(G) Dividends, Etc. Make, declare, pay or set aside for payment any dividend payable in cash, stock or property on or in respect of, or declare or make any distribution on, any shares of FBG Capital Stock, or directly or indirectly adjust, split, combine, reclassify, redeem, purchase or otherwise acquire any shares of FBG Capital Stock; provided, that nothing herein shall preclude or limit FBG’s right to declare, pay or set aside (i) any dividend as described in Section 3.3(G) of the FBG Disclosure Letter, or (ii) any dividend on the Treasury Preferred Stock, whether payable in cash, stock or property.

(H) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control of property other than real estate in a bona fide fiduciary capacity or in satisfaction of indebtedness previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, deposits, business or properties of any other Person except in the ordinary and usual course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to it, as the case may be.

(I) Indebtedness. Incur or modify any indebtedness for borrowed money or other liability (other than deposits, federal funds borrowings and borrowings from the Federal Home Loan Banks) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person (other than in connection with payments, processing and similar matters in the ordinary course of business consistent with past practices).

(J) Taxes. Commence, compromise or settle any litigation or proceeding with respect to any liability for Taxes, make or change any Tax election, file any amended Tax Return, enter into any closing agreement, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to it, take any action which is reasonably likely to have an adverse effect on any Tax position of it or, after the Merger, the Continuing Entity or any of its Affiliates, change any of its methods of reporting income or deductions for Tax purposes or take any other action with respect to Taxes that is outside the ordinary and usual course of business or inconsistent with past practice.

(K) Capital Stock. Issue, sell, transfer, dispose of, permit to become outstanding, authorize the creation of, pledge or encumber any shares of capital stock, voting securities or other equity interest, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of FBG Capital Stock, voting securities or other Equity Rights (including stock appreciation rights, phantom stock or similar instruments), except (i) as otherwise provided on Schedule 3.3(K) of the FBG Disclosure Letter, and (ii) for the issuance of shares of FBG Common Stock in connection with the exercise, in accordance with the terms of any applicable plan, of those FBG Options outstanding on the date hereof as set forth on Schedule 4.2(B) of the FBG Disclosure Letter.

(L) Commitments. Agree or commit to do any of the foregoing.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of AFI. AFI hereby represents and warrants to FBG as follows:

(A) Organization, Standing and Power. AFI is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Florida and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets. AFI is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on AFI. The minute book and other organizational documents for each AFI Entity have been made available to FBG for its review and are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors (including any committees of the Board of Directors) and shareholders of such AFI Entity.

(B) Capital Stock.

(i) The authorized capital stock of AFI consists of (x) 100,000,000 shares of AFI Common Stock, of which 5,006,617 shares are issued and outstanding as of the date of this Agreement and not more than 5,006,617 shares will be issued and outstanding at the

Effective Time, and (ii) 20,000,000 shares of preferred stock, par value $1.00 per share, none of which is issued and outstanding. All of the issued and outstanding shares of capital stock of AFI are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of capital stock of AFI has been issued in violation of any preemptive rights of the current or past shareholders of AFI.

(ii) Except for the options and warrants outstanding on the date of this Agreement as set forth in Exhibit 6 and Schedule 3.2(A) of the AFI Disclosure Letter, there are no shares of capital stock or other equity securities of AFI outstanding and no outstanding Equity Rights relating to the capital stock of AFI. Except as specifically contemplated by this Agreement, no Person has any Contract or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or Equity Right for the purchase, subscription or issuance of any securities of AFI.

(C) Subsidiaries. The sole subsidiary of AFI is Anderen Bank, a Florida banking corporation. All of the issued and outstanding shares of Anderen Bank are owned by AFI. Schedule 4.1(C) of the AFI Disclosure Letter sets forth (x) the jurisdiction of incorporation of Anderen Bank, (y) each jurisdiction in which it is qualified and/or licensed to transact business, and (z) the number and class of shares of Anderen Bank owned by AFI. No capital stock (or other equity interest) of Anderen Bank is or may become required to be issued (other than to AFI) by reason of any Equity Rights, and there are no Contracts by which Anderen Bank is bound to issue (other than to AFI) any additional shares of its capital stock (or other equity interests) or Equity Rights or by which Anderen Bank is or may be bound to transfer any shares of its capital stock (or other equity interests). There are no Contracts relating to the rights of AFI to vote or to dispose of any shares of the capital stock (or other equity interests) of Anderen Bank. All of the shares of capital stock (or other equity interests) of Anderen Bank held by AFI are fully paid and (except pursuant to applicable Florida Law, if any) nonassessable under the corporation Law of the State of Florida and are owned by AFI free and clear of any Lien. Anderen Bank is a bank and is duly organized, validly existing, and in good standing under the Laws of the State of Florida, and has the corporate power and authority necessary for it to own, lease, and operate its assets and to carry on its business as now conducted. Anderen Bank is duly qualified or licensed to transact business as a foreign entity in good standing in the States of the United States and foreign jurisdictions where the character of its assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on AFI. Anderen Bank is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Deposit Insurance Fund.

(D) Authority; No Conflict.

(i) Subject to the adoption and approval of this Agreement and the Merger by the Shareholders, the receipt of the regulatory approvals referred to in Section 6.2 and any other conditions or limitations described in Schedule 4.1(D) of the AFI Disclosure Letter, AFI has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of AFI, subject to the approval and adoption of this Agreement by the Shareholders as contemplated by Section 5.2, which is the only shareholder vote required for approval of this Agreement and consummation of the Merger by AFI. Subject to such requisite shareholder approval, this Agreement represents a legal, valid, and binding obligation of AFI, enforceable against AFI in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(ii) Neither the execution and delivery of this Agreement by AFI, nor the consummation by AFI of the transactions contemplated hereby, nor compliance by AFI with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of AFI’s Articles of Incorporation or Bylaws or the certificate or Articles of Incorporation or Bylaws of Anderen Bank or any resolution adopted by the board of directors or the shareholders of AFI or Anderen Bank, or (ii) except as disclosed in Schedule 4.1(D) of the AFI Disclosure Letter, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any asset of AFI or Anderen Bank under, any Contract or Permit of AFI or Anderen Bank or, (iii) subject to receipt of the requisite Consents referred to in Section 6.1(B), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to AFI or Anderen Bank or any of their respective material assets (including FBG, AFI or Anderen Bank becoming subject to or liable for the payment of any Tax or any of the assets owned by FBG, AFI or Anderen Bank being reassessed or revalued by any Regulatory Authority).

(iii) Except as set forth on Schedule 4.1(D) of the AFI Disclosure Letter, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by AFI of the Merger and the other transactions contemplated in this Agreement.

(E) Financial Statements. Prior to the execution of this Agreement, AFI has delivered to FBG true and complete copies of the following financial statements (which are attached as Schedule 4.1(E) of the AFI Disclosure Letter: (x) the audited consolidated balance sheets of AFI as of December 31, 2009 and 2008 and the related audited consolidated statements of operations, shareholders’ equity and cash flows for the fiscal year then ended (the “Audited Financial Statements”), together with a true and correct copy of the report on such audited information by AFI’s independent accountants, and all letters from such accountants with respect to the results of such audit, and (y) unaudited consolidated balance sheets of AFI as of March 31, 2010 and the related unaudited consolidated statements of operations, shareholders’ equity and cash flows for the period then ended (the “Unaudited Financial Statements”) (the Audited Financial Statements and the Unaudited Financial Statements are sometimes hereinafter collectively referred to as the “AFI Financial Statements”). All such Financial Statements were prepared in accordance with GAAP consistently applied and fairly present in all material respects AFI’s financial condition and results of operations as of the respective dates thereof and for the respective periods covered thereby.

(F) No Undisclosed Liabilities. AFI has no Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, except Liabilities which are accrued or reserved against in the AFI Financial Statements. Neither AFI nor Anderen Bank has incurred or paid any Liability since December 31, 2009, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which would not be reasonably likely to have, individually or in the aggregate, a Material

Adverse Effect on AFI or (ii) in connection with the transactions contemplated by this Agreement. Except as disclosed in Schedule 4.1(F) of the AFI Disclosure Letter, neither AFI nor Anderen Bank is directly or indirectly liable, by guarantee, indemnity, or otherwise, upon or with respect to, or obligated, by discount or repurchase agreement or in any other way, to provide funds in respect to, or obligated to guarantee or assume any Liability or any Person for any amount in excess of $10,000.

(G) Litigation; Regulatory Action. There is no Litigation instituted or pending, or, to the Knowledge of AFI, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable possibility of an unfavorable outcome) against either AFI or Anderen Bank, or against any director, officer or employee in their capacities as such or Benefit Plan of AFI or Anderen Bank, or against any asset, interest, or right of any of them, that is material to AFI, nor is there any Orders outstanding against AFI or Anderen Bank, that are material to AFI. Neither AFI nor Anderen Bank has been advised by any Regulatory Authority that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any Order. Schedule 4.1(G)(i) of the AFI Disclosure Letter contains a summary of all Litigation as of the date of this Agreement to which AFI or Anderen Bank is a party and which names AFI or Anderen Bank as a defendant or cross-defendant or for which AFI or Anderen Bank has any potential Liability. Schedule 4.1(G)(ii) of the AFI Disclosure Letter contains a summary of all Orders to which AFI or Anderen Bank is subject.

(H) Compliance with Laws.

(i) AFI is duly registered as a bank holding company under the BHC Act. Each of AFI and Anderen Bank has in effect all Permits necessary for it to own, lease, or operate its material assets and to carry on its business as now conducted and there has occurred no Default under any such Permit. Except as disclosed in Schedule 4.1(H) of the AFI Disclosure Letter, neither AFI nor Anderen Bank:

(a) is in Default under any of the provisions of its Articles of Incorporation or Bylaws;

(b) is in Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, all other applicable fair lending laws relating to discriminatory business practices, the Currency and Foreign Transaction Reporting Act, as amended (“Bank Secrecy Act”), Title III of the USA Patriot Act and all other applicable secrecy Laws; or

(c) since December 31, 2007, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that such AFI Entity is not, or may not be, in compliance with any Laws or Orders, (ii) threatening to revoke any Permits, or (iii) requiring such AFI Entity to enter into or consent to the issuance of a cease and desist order, injunction formal agreement, directive, commitment, or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business or in any manner relates to its employment decisions, its employment or safety policies or practices, its capital adequacy, its credit or reserve policies, its management, or the payment of dividends; or

(d) has effectuated a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of such AFI Entity; and such AFI Entity has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law. Except as set forth in Schedule 4.1(H) of the AFI Disclosure Letter, none of any AFI Entity’s employees has suffered an “employment loss” (as defined in the WARN Act) since six months prior to the Merger Effective Date.

(ii) Schedule 4.1(H) of the AFI Disclosure Letter contains a list of all independent contractors of each AFI Entity (separately listed by AFI Entity) and each such Person meets the standards under all Laws (including Treasury Regulations under the Internal Revenue Code and federal and state labor and employment Laws) as independent contractors and no such Person is an employee of any AFI Entity under any applicable Law. Copies of all material reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority have been made available to Buyer.

(iii) No AFI Entity is aware of, has been advised of, and, to AFI’s Knowledge, has any reason to believe that any facts or circumstances exist that would cause it or any AFI Entity to be deemed to be (i) not operating in compliance, in all material respects, with the Bank Secrecy Act of 1970, as amended, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the USA PATRIOT Act), any order or regulation issued by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), or any other applicable anti-money laundering or anti-terrorist-financing statute, rule or regulation, or (ii) not operating in compliance in all material respects with the applicable privacy and customer information requirements contained in any federal and state privacy Laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder. AFI is not aware of any facts or circumstances that would cause it to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause it to undertake any material remedial action. AFI and Anderen Bank have adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and they have complied in all respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder. AFI will not knowingly directly or indirectly use the proceeds of the sale of the Common Shares pursuant to the Transaction Documents, or lend, contribute or otherwise make available such proceeds to any AFI Entity, joint venture partner or other Person or entity, towards any sales or operations in any country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

(iv) Neither AFI nor Anderen Bank, nor any directors, officers, nor to the Knowledge of AFI, employees or any of their Affiliates or any other Person who to the Knowledge of AFI is associated with or acting on behalf of AFI or Anderen Bank has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business for AFI or Anderen Bank, (ii) to pay for favorable treatment for business secured by AFI or Anderen Bank, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of AFI or Anderen Bank, or (iv) in violation of any Law, or (b) established or maintained any fund or asset with respect to AFI or Anderen Bank that was required to have been and was not recorded in the books and records of AFI or Anderen Bank.

(I) Brokers; Advisors. Except for the engagement by AFI of Sandler O’Neill & Partners, L.P. as described on Schedule 4.1(I) of the AFI Disclosure Letter, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by AFI and its agents directly with the other parties hereto and their agents and no action has been taken by AFI that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment.

(J) No Regulatory Impediment. AFI knows of no reason why the regulatory approvals referred to in Section 6.2 should not be obtained.

(K) Takeover Laws; Dissenters’ Rights. Each AFI Entity has taken all necessary action to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “control transaction,” “business combination” or other anti-takeover Laws (collectively, the “Takeover Laws”) of the State of Florida.

(L) Reorganization. AFI is aware of no reason why the Merger will fail to qualify as a tax free reorganization under Section 368 of the Code.

(M) Disclosure.

(i) All material facts to each AFI Entity’s business, financial condition or results of operations have been disclosed to FBG in connection with this Agreement. No representation or warranty of AFI contained in this Agreement, and no statement, certificate, list, instrument or other writing furnished or to be furnished by AFI pursuant to this Agreement (including any statement in the AFI Disclosure Letter) contains or will contain any untrue statement of a material fact or will omit to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

(ii) All documents that any AFI Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

(N) Absence of Changes. Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on the Merger Effective Date, since March 31, 2010, there has not been any change, development or event which, individually or together with other such changes, developments or events, could reasonably be expected to have a Material Adverse Effect on AFI. Without limiting the foregoing, except as disclosed in Schedule 4.1(N) of the AFI Disclosure Letter, there has not occurred between March 31, 2010:

(i) any declaration, setting aside or payment of any dividend or other distribution in respect of its capital stock, or any direct or indirect redemption, purchase or other acquisition by it of any such capital stock of or any Option with respect to it;

(ii) any authorization, issuance, sale or other disposition by it of any shares of capital stock of or Option or any modification or amendment of any right of any holder of any outstanding shares of capital stock of or Option (except for the issuance of shares upon the exercise of Options);

(iii) (x) any increase in the salary, wages or other compensation of any officer, employee or consultant of it whose annual salary is, or after giving effect to such change would be, $100,000 or more; (y) any establishment or modification of (A) any AFI Entity’s, goals, pools or similar provisions in respect of any fiscal year under any benefit Agreement, employment contract or other employee compensation arrangement or (B) salary ranges, increase guidelines or similar provisions in respect of any benefit Agreement, employment contract or other employee compensation arrangement; or (z) any adoption, entering into, amendment, modification or termination (partial or complete) of any benefit Agreement except to the extent required by applicable Laws and, in the event compliance with legal requirements presented options, only to the extent the option which it reasonably believed to be the least costly was chosen;

(iv) any borrowing by it except in the ordinary course of business;

(v) with respect to any property securing any loan or other credit arrangement made by it, and to its knowledge, any physical damage, destruction or other casualty loss (whether or not covered by insurance) in an aggregate amount exceeding $250,000;

(vi) any material change in (w) any pricing, investment, accounting, financial reporting, credit, allowance or tax practice or policy, (x) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or tax purposes, (y) its fiscal year of it or (z) any credit policy or standard, including, without limitation, criteria relating to placement of a debtor on any credit watch or other similar list maintained by it;

(vii) with respect to any loan or other credit arrangement made by it, any write off or write down of or any determination to write off or write down any such loan or other credit arrangement in an aggregate amount exceeding $50,000 over and above specific reserves allocated to such loan or credit arrangement;

(viii) except for the sale of foreclosed properties, or properties received in lieu of foreclosure in the ordinary course of business consistent with past practice, any acquisition or disposition of, or incurrence of a Lien or other encumbrance on, any of its assets and properties;

(ix) any (x) amendment of its articles of incorporation, articles of association, or bylaws (or other comparable corporate charter documents), (y) reorganization, liquidation or dissolution of it (z) merger, consolidation or business combination involving it and any other Person;

(x) any capital expenditures or commitments for additions to property, agreement or equipment of it constituting capital assets in an aggregate amount exceeding $100,000;

(xi) any commencement or termination by it of any line of business;

(xii) any transaction by it with any officer, director, affiliate or associate of it or any affiliate or associate of any such officer, director or affiliate (A) outside the ordinary course of business consistent with past practice or (B) other than on an arm’s-length basis, other than pursuant to any Contract in effect on December 31, 2009 and disclosed in Schedule 4.1(N) of the AFI Disclosure Letter;

(xiii) any agreement to do or engage in any of the foregoing; or

(xiv) any other transaction involving, or development affecting it outside the ordinary course of business consistent with past practice.

(O) Material Contracts. Except as set forth in Schedule 4.1(O) of the AFI Disclosure Letter or otherwise reflected in the AFI Financial Statements, no AFI Entity, nor any of their respective assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (ii) any Contract relating to the borrowing of money by either AFI Entity or the guarantee by either AFI Entity of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of depository institution subsidiaries, trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contract which prohibits or restricts either AFI Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract between the AFI Entities, (v) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers and “shrink-wrap” software licenses), (vi) any Contract relating to the provision of data processing, network communication, or other technical services to or by either AFI Entity, (vii) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract not in excess of $100,000), and (viii) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract not included on its balance sheet which is a financial derivative Contract as of the date of this Agreement (the “AFI Contracts”). With respect to each AFI Contract and except as disclosed in Schedule 4.1(O) of the AFI Disclosure Letter: (i) the Contract is in full force and effect and is valid and binding on the applicable AFI Entity; (B) no AFI Entity is in Default thereunder; (C) no AFI Entity has repudiated or waived any material provision of any such Contract; and (D) no other party to any such Contract is, to the Knowledge of AFI, in Default in any respect or has repudiated or waived any material provision thereunder. All of the indebtedness of each AFI Entity for money borrowed is prepayable at any time by such AFI Entity without penalty or premium.

(P) Real Property. Except as set forth in Schedule 4.1(P) of the AFI Disclosure Letter, neither AFI nor Anderen Bank owns any real property. Schedule 4.1(P) of the AFI Disclosure Letter also contains a true and correct list of each parcel of real property leased by an AFI Entity (as lessor or lessee).

(i) Each AFI Entity has a valid and subsisting leasehold estate in and the right to quiet enjoyment of the real properties leased by it as lessee for the full term of the lease thereof. Each lease referred to in this paragraph (i) is a legal, valid and binding agreement, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought), and there is no, and it has received no notice of any, default, or any condition or event which, after notice or lapse of time or both, would constitute a default thereunder. It does not owe any brokerage commissions with respect to any such leased space.

(ii) Except as disclosed in Schedule 4.1(P) of the AFI Disclosure Letter, the improvements on the real property identified therein are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used and, to its knowledge, there are no condemnation or appropriation proceedings pending or threatened against any of such real property or the improvements thereon.

(Q) Tangible Personal Property. Each AFI Entity is in possession of and has good title to, or have valid leasehold interests in or valid rights under contact to use, all tangible personal property used in the conduct of its business, including all tangible personal property reflected in the AFI Financial Statements and tangible personal property acquired subsequent to March 31, 2010, other than property disposed of since such date in the ordinary course of business consistent with past practice. All such tangible personal property is free and clear of all Liens, other than Liens disclosed in Schedule 4.1(Q) of the AFI Disclosure Letter, and is in good working order and condition, ordinary wear and tear excepted, and its use complies in all material respects with all applicable laws.

(R) Intellectual Property Rights. Each AFI Entity owns or has a license to use all of the Intellectual Property used by such AFI Entity in the course of its business, including sufficient rights in each copy possessed by each AFI Entity. Each AFI Entity is the owner of or has a license, with the right to sublicense, to any Intellectual Property sold or licensed to a third party by such AFI Entity in connection with such AFI Entity’s business operations, and such AFI Entity has the right to convey by sale or license any Intellectual Property so conveyed. No AFI Entity is in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of AFI threatened, which challenge the rights of any AFI Entity with respect to Intellectual Property used, sold or licensed by such AFI Entity in the course of its business, nor has any Person claimed or alleged any rights to such Intellectual Property. The conduct of the business of the AFI Entities does not infringe any Intellectual Property of any other Person. Except as disclosed in Schedule 4.1(R) of the AFI Disclosure Letter, no AFI Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. Except as disclosed in Schedule 4.1(R) of the AFI Disclosure Letter, every officer, director, or employee of any AFI Entity is a party to a Contract which requires such officer, director or employee to assign any interest in any Intellectual Property to a AFI Entity and to keep confidential any trade secrets, proprietary data, customer information, or other business information of a AFI Entity, and no such officer, director or employee is party to any Contract with any Person other than a AFI Entity which requires such officer, director or employee to assign any interest in any Intellectual Property to any Person other than a AFI Entity or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any Person other than a AFI Entity. Except as disclosed in Schedule 4.1(R) of the AFI Disclosure Letter, no officer, director or employee of any AFI Entity is party to any Contract which restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person, including any AFI Entity.

(S) Employee Benefit Plans. Except as previously disclosed:

(i) Schedule 4.1(S) of the AFI Disclosure Letter contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including, without limitation, “multiemployer plans” within the meaning of Section 4001(a)(3) of ERISA), and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, vacation, perquisite, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefore now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, under which (i) any current or former employee, director or independent contractor of each AFI Entity (the “AFI Employees”) has any present or future right to benefits and which are contributed to, sponsored by or maintained by it, or (ii) it has had or has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as “AFI Benefit Plans.”

(ii) With respect to each AFI Benefit Plan, AFI has provided to FBG a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related adoption agreement, trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description and other written communications (or a description of any oral communications) by each AFI Entity to its Employees concerning the extent of the benefits provided under a AFI Benefit Plan; (iv) a summary of any proposed amendments or changes anticipated to be made to the AFI Benefit Plans at any time within the 12 months immediately following the date hereof; (v) for the three most recent years and as applicable, (A) the Form 5500 and attached schedules, (B) audited financial statements, and (C) actuarial valuation reports; and (vi) all filings made by it with any governmental authority including but not limited to any filings under the Voluntary Compliance Resolution or Closing Agreement Program or the Department of Labor Delinquent Filer Program.

(iii) (i) Each AFI Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each AFI Benefit Plan which is intended to be qualified within the meaning of Sections 401(a) or 4975(e)(7) of the Code is so qualified and has received a favorable determination or opinion letter as to its qualification, and each trust established in connection with any AFI Benefit Plan which is intended to be exempt from federal taxation under Section 501(a) of the Code is so exempt, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification or exempt status; (iii) no event has occurred and no condition exists that would reasonably be expected to subject it, either directly or by reason of its affiliation with any member of its “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any material tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws, rules and regulations; (iv) for each AFI Benefit Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof; (v) no “reportable event” (as such term is defined in Section 4043 of ERISA) that could reasonably be expected to result in material liability, no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or “accumulated funding deficiency” (as such term is defined in Section 302 of

ERISA and Section 412 of the Code (whether or not waived)) has occurred with respect to any AFI Benefit Plan; (vi) all prior employer (including pre-tax employee) contributions and payments or benefits provided pursuant to such AFI Benefit Plans and all other compensatory payments made to any current or former director, officer, employee or consultant of it have been deductible under the Code, including under Sections 162 and 404, as applicable; (vii) except as expressly contemplated by this Agreement, there is no present intention that any AFI Benefit Plan be materially amended, suspended or terminated, or otherwise modified to change benefits (or the levels thereof) under any AFI Benefit Plan at any time within the 12 months immediately following the date hereof; (viii) it has not incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for its current, former or retired employees or any of its subsidiaries, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Law, and neither AFI Entity has any liability under Part 6 of Subtitle B of Title I of ERISA with respect to unsatisfied continuation coverage obligations under a healthcare plan maintained or formerly maintained by any member of their “Controlled Group”; and (ix) neither AFI, Anderen Bank nor to AFI’s knowledge, any other Person has any express or implied commitment, whether legally enforceable or not, to modify, change or terminate any AFI Benefit Plan, other than with respect to a modification, change or termination required by ERISA, the Code or other applicable Law.

(iv) No AFI Benefit Plan is: (i) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) and neither AFI, nor any member of its Controlled Group has at any time sponsored or contributed to, or has or had any liability or obligation in respect of, any multiemployer plan; (ii) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA; (iii) a multiple employer plan for which it could incur liability under Sections 4063 or 4064 of ERISA; or (vi) a voluntary employee benefit association under 501(c)(9) of the Code.

(v) With respect to any AFI Benefit Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to AFI’s knowledge, threatened; (ii) no facts or circumstances exist that could give rise to any such actions, suits or claims; (iii) no written or oral communication has been received from the Pension Benefit Guaranty Corporation (the “PBGC”) in respect of any AFI Benefit Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein; (iv) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other governmental agencies are pending, threatened or in progress (Including, without limitation, any routine requests for information from the PBGC); and (v) all tax, annual reporting and other governmental filings required by ERISA, the Code or other applicable Law with respect to the AFI Benefit Plans have been timely filed with the appropriate Regulatory Authority and all notices and disclosures have been timely provided to participants.

(vi) There has been no amendment to, announcement by either AFI Entity relating to, or change in employee participation or coverage under, any AFI Benefit Plan which would increase the expense of maintaining such plan above the level of the expense incurred therefore for the most recent fiscal year.

(vii) Except as set forth on Schedule 4.1(S) of the AFI Disclosure Letter, neither the execution of this Agreement, shareholder approval of the Merger nor the consummation of the transactions (either alone or in combination with any subsequent event)

contemplated hereby will (i) entitle any AFI Employees to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other obligation pursuant to, any of the AFI Benefit Plans, (iii) limit or restrict the right of AFI or, after the consummation of the transactions contemplated hereby, FBG or the Continuing Entity to merge, amend or terminate any of the AFI Benefit Plans or result in any liability on account of such merger, amendment or termination (other than liability for ordinary administrative expenses typically incurred under such AFI Benefit Plan), (iv) cause AFI or, after the consummation of the transactions contemplated hereby, FBG or the Continuing Entity to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award, or (v) result in payments under any of the AFI Benefit Plans or otherwise which would not be deductible under section 280G of the Code.

(T) Labor Matters. Neither AFI Entity is a party to, or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is either AFI Entity the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the State Labor Relations Act) or seeking to compel such AFI Entity to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it, pending or, to the best of AFI’s knowledge, threatened, nor is AFI aware of any activity involving any employees of AFI or Anderen Bank seeking to certify a collective bargaining unit or engaging in any other organization activity.

(U) Insurance. Schedule 4.1(U) of the AFI Disclosure Letter contains a true and complete list (including the names and addresses of the insurers, the expiration dates thereof, the annual premiums and payment thereof and a brief description of the interests insured thereby) of all liability, property, workers’ compensation, directors’ and officers’ liability and other insurance policies currently in effect that insure the business, operations or employees of or affect or relate to the ownership, use or operation of any AFI Entity’s assets and properties and that (i) have been issued to any AFI Entity or (ii) have been issued to any Person for their benefit. The insurance coverage provided by the policies described in clause (i) above will not terminate or lapse by reason of the transactions contemplated by this Agreement. Each policy listed in Schedule 4.1(U) of the AFI Disclosure Letter is valid and binding and in full force and effect, no premiums due thereunder have not been paid and neither it nor the Person to whom such policy has been issued has received any notice of cancellation or termination in respect of any such policy or is in default thereunder. The insurance policies listed in Schedule 4.1(U) of the AFI Disclosure Letter, in light of its business, operations and assets and properties, are in amounts and have coverages that are reasonable and customary for Persons engaged in such businesses and operations and having such assets and properties. No AFI Entity has received notice that any insurer under any insurance policy (x) is denying liability with respect to a claim thereunder or defending under a reservation of rights clause or (y) has filed for protection under applicable bankruptcy or insolvency laws or is otherwise in the process of liquidating or has been liquidate. Schedule 4.1(U) of the AFI Disclosure Letter sets forth a complete and accurate list of all claims in excess of $25,000 made under the policies and binders described in clause (i) above since March 31, 2010. No AFI Entity has or maintains any self-insurance arrangement.

(V) Affiliate Transactions. Except as disclosed in Schedule 4.1(V) of the AFI Disclosure Letter or in the AFI Financial Statements, as of the date of this Agreement there are no intercompany liabilities between AFI and Anderen Bank and/or any of their respective directors or officers. No officer, director, Affiliate or associate of either AFI Entity, nor any associate of any such officer, director or Affiliate, provides or causes to be provided any assets, services of facilities to such AFI Entity; such AFI Entity does not provide or cause to be provided any assets, services or facilities to any such officer, director, affiliate or associate; and such AFI Entity does not beneficially own, directly or indirectly, any assets of any such officer, director, affiliate or associate. Except as disclosed in Schedule 4.1(V) of the AFI Disclosure Letter or in the AFI Financial Statements, each of the liabilities and transactions referred to in the previous sentence was incurred or engaged in, as the case may be, on an arm’s length basis. Except as disclosed in Schedule 4.1(V) of the AFI Disclosure Letter, since December 31, 2009, all such settlements between either AFI Entity and their respective officers, directors, affiliates and associates, have been made, and all allocations of intercompany expenses have been applied, in the ordinary course of business consistent with past practice.

(W) Asset Classification. Set forth on Schedule 4.1(W) of the AFI Disclosure Letter is a list, accurate and complete in all material respects, of all loans, extensions of credit or other assets that are classified as of March 31, 2010 by it (the “AFI Asset Classification”); and no amounts of loans, extensions of credit or other assets that are classified by it as of March 31, 2010 by any regulatory examiner as “Other Assets Especially Mentioned,” “Substandard,” “Doubtful,” “Loss,” or words of similar import are excluded from the amounts disclosed in the AFI Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off by it prior to March 31, 2010. The allowances for loan losses disclosed in the AFI Financial Statements were, and the allowances for loan losses for periods ending after the date of this Agreement will be, adequate as of the date thereof, under generally accepted accounting principles consistently applied to banks and bank holding companies and under all other regulatory requirements, for all losses reasonably anticipated in the ordinary course of business as of the date thereof based on information available as of such date, and the assets comprising other real estate owned and in-substance foreclosures included in any of their non-performing assets are carried net of reserves at the lower of cost or market value based on current independent appraisals or current management appraisals.

(X) Environmental Matters. Except as set forth in Schedule 4.1(X) of the AFI Disclosure Letter, to the best of AFI’s knowledge:

(i) no AFI Entity, nor any properties owned or operated by such AFI Entity, has been or is in violation of or liable under any Environmental Law (as such term is defined in subsection (iii) below), except for such violations or liabilities that, either by themselves or in the aggregate with one or more other events, occurrences or circumstances, would not have a Material Adverse Effect on its assets, business, financial condition or results of operations taken as a whole. There are no (and there is no reasonable basis for any) actions, suits or proceedings, or demands, claims, notices or investigations including, without limitation, notices, demand letters or requests for information from any environmental agency or other Person, instituted, pending or threatened relating to the liability of any property owned or operated by either AFI Entity under any Environmental Law.

(ii) no AFI Entity has received any notice, citation, summons or order, complaint or penalty assessment by any governmental or other entity or person with respect to a property in which such AFI Entity holds a security interest or other Lien for (i) any alleged violation of Environmental Law, (ii) any failure to have any environmental permit, certificate, license, approval, registration, and (iii) any use, possession, generation, treatment, storage, recycling, transportation or disposal of any Hazardous Material (as such term is defined in subsection (iii) below).

(iii) the following definitions apply for purposes of this Agreement: “Environmental Law” means (i) any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity, relating to the protection, preservation or restoration of the environment, (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, Agreement and animal life or any other natural resource), or to human health or safety, or the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Material, in each case as amended and as in effect on or prior to the date of this Agreement and includes, without limitation, the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, and the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, each as amended and as now in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material; “Hazardous Material” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or quantity, and includes, without limitation, any oil or other petroleum product, toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos, asbestos containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

(Y) Tax Matters. Except as set forth in Schedule 4.1(Y) of the AFI Disclosure Letter, (i) all reports and returns with respect to Taxes (as defined below) that are required to be filed by or with respect to it (collectively, the “Tax Returns”), have been duly filed, or requests for extensions have been timely filed and have not expired except to the extent any such filing is not yet due or all such failures to file, taken together, are not reasonably likely to have either by themselves or in the aggregate with one or more other events, occurrences or circumstances, a Material Adverse Effect on either AFI Entity, and such Tax Returns were true, complete, accurate and correct in all material respects, (ii) all taxes (which shall mean federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, occupancy, license, excise, franchise, employment, withholding or similar taxes imposed on the income, properties, operations or activities of it, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties, collectively the “Taxes”) shown to be due on the Tax Returns have been paid in full on or before the due date or are being contested in good faith and adequately reserved for on its consolidated balance sheet, (iii) the Tax Returns have never been examined by the Internal Revenue Service, (iv) no notice of deficiency, pending audit or assessment with respect to the Tax Returns has been received from the appropriate state, local or foreign taxing authority, or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (v) all Taxes due with respect to completed and settled examinations have been paid in full, (vi) no issues have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns which are reasonably likely to result in a determination that would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on AFI, except as reserved against in its Financial Statements, and (vii) no waivers of statutes of limitations have been given by or requested with respect to any Taxes of either AFI Entity.

(Z) Material Statements and Omissions. Neither any representation or warranty made by any AFI Entity contained in this Agreement or in any certificate, document or other instrument furnished or to be furnished by any AFI Entity pursuant to the terms hereof nor the AFI Disclosure Letter contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to make any statement contained herein or therein, in light of the circumstances in which they were made, not misleading.

4.2 Representations and Warranties of FBG. FBG hereby represents and warrants to AFI as follows:

(A) Organization and Qualification. FBG is a corporation duly organized, validly existing, in good standing under the laws of the State of Florida. FBG is duly qualified to do business and is in good standing in the State of Florida and in any other states of the United States and foreign jurisdictions where its ownership, use or leasing of property or the conduct or nature of its business requires it to be so qualified, licensed or admitted and except where the failure to be so qualified, licensed or admitted and in good standing would not reasonably be likely to, individually or in the aggregate, have a Material Adverse Effect on FBG. FBG has the corporate power and authority to carry on its business as it is now being conducted and to own all its material properties and assets. The minute book and other organizational documents for each FBG Entity have been made available to AFI for its review and are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors (including any committees of the Board of Directors) and shareholders of such FBG Entity.

(B) Capital Shares.

(i) The authorized capital stock of FBG consists of (i) 50,000,000 shares of FBG Common Stock, of which 14,329,315 shares are issued and outstanding as of the date of this Agreement, and (ii) 5,000,000 shares of preferred stock of FBG, par value $.01 per share, of which 21,496 shares of Treasury Preferred Stock are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of FBG Common Stock and Treasury Preferred Stock (collectively “FBG Capital Stock”) are, and all of the shares of FBG Common Stock to be issued in exchange for shares of AFI Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable. None of the outstanding shares of FBG capital stock has been, and none of the shares of FBG Common Stock to be issued in exchange for shares of AFI Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of FBG.

(ii) Except as set forth in Section 4.2(B)(i), or as disclosed in Schedule 4.2(B) of the FBG Disclosure Letter, there are no shares of capital stock or other equity securities of FBG outstanding and no outstanding Equity Rights relating to the FBG capital stock.

(C) Subsidiaries.

(i) The subsidiaries of FBG are set forth on Schedule 4.2(C)(i) of the FBG Disclosure Letter (the “FBG Subsidiaries”). Each FBG Subsidiary has the corporate power and authority to carry on its business as it is now being conducted and to own all of its material properties and assets, and has in effect all federal, state and local authorizations, licenses and approvals necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, except where the failure to have such power, authority, licenses and approvals would not reasonably be likely to, individually or in the aggregate, have a Material Adverse Effect on FBG.

(ii) Schedule 4.2(C)(ii) of the FBG Disclosure Letter sets forth (x) the jurisdiction of incorporation of Florida Bank, (y) each jurisdiction in which it is qualified and/or licensed to transact business, and (z) the number and class of shares of Florida Bank owned by FBG. No capital stock (or other equity interest) of Florida Bank is or may become required to be issued (other than to FBG) by reason of any Equity Rights, and there are no Contracts by which Florida Bank is bound to issue (other than to FBG) any additional shares of its capital stock (or other equity interests) or Equity Rights or by which Florida Bank is or may be bound to transfer any shares of its capital stock (or other equity interests). There are no Contracts relating to the rights of FBG to vote or to dispose of any shares of the capital stock (or other equity interests) of Florida Bank. All of the shares of capital stock (or other equity interests) of Florida Bank held by FBG are fully paid and (except pursuant to applicable Florida Law, if any), nonassessable under the corporation Law of the State of Florida and are owned by FBG free and clear of any Lien. Florida Bank is a bank and is duly organized, validly existing, and in good standing under the Laws of the State of Florida, and has the corporate power and authority necessary for it to own, lease, and operate its assets and to carry on its business as now conducted. Florida Bank is duly qualified or licensed to transact business as a foreign entity in good standing in the States of the United States and foreign jurisdictions where the character of its assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on FBG. Florida Bank is an “insured institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Deposit Insurance Fund.

(D) Authority. FBG has the corporate power and authority necessary to execute, deliver and perform this Agreement, and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of FBG. This Agreement represents a legal, valid, and binding obligation of FBG, enforceable against FBG in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). Except as set forth on Schedule 4.2(D) of the FBG Disclosure Letter, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by FBG of the Merger and the other transactions contemplated in this Agreement.

(E) No Conflict. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by FBG will not (i) constitute a breach or violation of, or a default under, any Law, Order, governmental permit or license (collectively “Licenses”), or Contract, of FBG or to which it or any of its properties is subject or by which any of its properties are bound, which breach, violation or default is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FBG; (ii) constitute a breach or violation of, or a default under, FBG’s articles of incorporation, charter or bylaws (or other comparable corporate charter documents); or (iii) except as set forth in Schedule 4.2(E) of the FBG Disclosure Letter require the consent or approval of any other party to any Orders, Licenses or Contracts other than the required approvals of applicable Regulatory Authorities referred to in Section 6.1(B).

(F) Financial Statements. FBG has timely filed and made available to AFI all SEC Documents required to be filed by FBG since January 1, 2008 (together with all such SEC Documents filed, whether or not required to be filed the “FBG SEC Reports”). The FBG SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such FBG SEC Reports or necessary in order to make the statements in such FBG SEC Reports, in light of the circumstances under which they were made, not misleading. Each of the FBG Financial Statements (including, in each case, any related notes) contained in the FBG SEC Reports, including any FBG SEC Reports filed after the date of this Agreement until the Merger Effective Date, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10 Q of the SEC), and fairly presented in all material respects the consolidated financial position of FBG and its subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

(G) No Undisclosed Liabilities. Except as referred to or reserved against in the consolidated balance sheets of FBG as of December 31, 2009 and March 31, 2010, included in the FBG Financial Statements or reflected in the notes thereto, there are no Liabilities against, relating to or affecting FBG or any of its assets and properties, other than Liabilities incurred in the ordinary course of business consistent with past practice which in the aggregate are not material to its business, financial condition or results of operations.

(H) Litigation; Regulatory Action. Except as set forth on Schedule 4.2(H) of the FBG Disclosure Letter or as reflected in the FBG Financial Statements, there is no Litigation instituted or pending, or, to the Knowledge of FBG, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable possibility of an unfavorable outcome) against either FBG or Florida Bank, or against any director, officer or employee in their capacities as such, that is material to FBG, nor is there any Orders outstanding against FBG or Florida Bank, that are material to FBG. Neither FBG nor Florida Bank has been advised by any Regulatory Authority that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any Order. Schedule 4.2(H)(i) of the FBG Disclosure Letter contains a summary of all Litigation as of the date of this Agreement to which FBG or Florida Bank is a party and which names FBG or Florida Bank as a defendant or cross-defendant or for which FBG or Florida Bank has any potential Liability, where the amount in dispute in the Litigation exceeds $100,000. Schedule 4.2(H)(ii) of the FBG Disclosure Letter contains a summary of all Orders to which FBG or Florida Bank is subject.

(I) Compliance with Laws.

(i) FBG is duly registered as a bank holding company under the BHC Act. Each of FBG and Florida Bank has in effect all Permits necessary for it to own, lease, or operate its material assets and to carry on its business as now conducted and there has occurred no Default under any such Permit. Except as disclosed in Schedule 4.2(I) of the FBG Disclosure Letter, neither FBG nor Florida Bank is in Default under any of the provisions of its Articles of Incorporation or Bylaws.

(ii) FBG is in compliance, in all material respects, with all applicable Laws or Orders including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, all other applicable fair lending Laws relating to discriminatory business practices, the Currency and Foreign Transaction Reporting Act, as amended (“Bank Secrecy Act”), Title III of the USA Patriot Act and all other applicable secrecy Laws; and it has all Licenses and has made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit it to conduct its business substantially as presently conducted except for such Licenses, filings, applications and registrations the failure of which to have would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect of FBG. Except as would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on FBG, all such Licenses are in full force and effect and, to the best of its Knowledge, no suspension or cancellation of any of them is threatened; and it has not received notification or communication from any Regulatory Authority (i) asserting that it is not in material compliance with any of the Laws which such Regulatory Authority enforces, or (ii) threatening to revoke any material License.

(iii) Neither FBG nor Florida Bank, nor any directors, officers, nor to the Knowledge of FBG, employees or any of their Affiliates or any other Person who to the Knowledge of FBG is associated with or acting on behalf of FBG or Florida Bank has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business for FBG or Florida Bank, (ii) to pay for favorable treatment for business secured by FBG or Florida Bank, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of FBG or Florida Bank, or (iv) in violation of any Law, or (b) established or maintained any fund or asset with respect to FBG or Florida Bank that was required to have been and was not recorded in the books and records of FBG or Florida Bank.

(J) Takeover Laws. Except as otherwise described in Schedule 4.2(J) of the FBG Disclosure Letter with respect to actions that will be taken prior to the Merger Effective Date, it has taken all necessary action to exempt the transactions contemplated by this Agreement from, or the transactions contemplated by this Agreement are otherwise exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “control transaction,” “business combination” or other anti-takeover laws and regulations (collectively, the “Takeover Laws”) of the State of Florida.

(K) Absence of Changes. Except as disclosed in Schedule 4.2(K) of the FBG Financial Statements or reflected in the FBG Financial Statements, there has not occurred between March 31, 2010 and the date hereof any change, development or event which, individually or in the aggregate, would reasonably be likely to have a Material Adverse Effect on FBG.

(L) Material Contracts. Except as disclosed in Schedule 4.2(L) of the FBG Disclosure Letter or otherwise reflected in the FBG Financial Statements, none of FBG or the FBG Subsidiaries, nor any of their respective assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $300,000, (ii) any Contract relating to the borrowing of money by any of FBG or its subsidiaries or the guarantee by any of FBG or its subsidiaries of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), or (iii) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by FBG with the SEC as of the date of this Agreement that has not been filed as an exhibit to FBG’s Form 10-K filed for the fiscal year ended December 21, 2009, or in an SEC Document (the “FBG Contracts”). With respect to each FBG Contract and except as disclosed in Schedule 4.2(L) of the FBG Disclosure Letter: (A) the Contract is in full force and effect; (B) FBG is not in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FBG; (C) FBG has not repudiated or waived any material provision of any such Contract; and (D) no other party to any such Contract is, to the Knowledge of FBG, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FBG, or has repudiated or waived any material provision thereunder.

(M) Real Property. Except as set forth in Schedule 4.2(M) of the FBG Disclosure Letter, FBG does not own any real property other than “other real estate owned.” Schedule 4.2(M) of the FBG Disclosure Letter also contains a true and correct list of each parcel of real property leased by FBG (as lessor or lessee).

(i) FBG has a valid and subsisting leasehold estate in and the right to quiet enjoyment of the real properties leased by it as lessee for the full term of the lease thereof. Each lease referred to in this paragraph (i) is a legal, valid and binding agreement, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought), and there is no, and it has received no notice of any, default, or any condition or event which, after notice or lapse of time or both, would constitute a default thereunder. It does not owe any brokerage commissions with respect to any such leased space.

(ii) Except as disclosed in Schedule 4.2(M) of the FBG Disclosure Letter, the improvements on the real property identified therein are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used and, to its knowledge, there are no condemnation or appropriation proceedings pending or threatened against any of such real property or the improvements thereon.

(N) Tangible Personal Property. It is in possession of and has good title to, or have valid leasehold interests in or valid rights under contact to use, all tangible personal property used in the conduct of its business, including all tangible personal property reflected on the FBG Financial Statements and tangible personal property acquired subsequent to December 31, 2009, other than property disposed of since such date in the ordinary course of business consistent with past practice. All such tangible personal property is free and clear of all Liens, other than Liens disclosed in Schedule 4.2(N) of the FBG Disclosure Letter, and is in good working order and condition, ordinary wear and tear excepted, and its use complies in all material respects with all applicable laws.

(O) Intellectual Property Rights. Except as set forth in Schedule 4.2(O) of the FBG Disclosure Letter, it has such ownership and use (free and clear of all Liens) of, or rights by license, lease or other agreement to use (free and clear of all Liens), such Intellectual Property as is necessary to permit it to conduct its business and operations as currently conducted, except where the failure to have any such right would not have a material adverse effect on its business, financial condition or results of operations. Except as disclosed in Schedule 4.2(O) of the FBG Disclosure Letter, (i) all registrations with and applications to Regulatory Authorities in respect of such Intellectual Property are valid and in full force and effect and are not subject to the payment of any taxes or maintenance fees or the taking of any other actions to maintain their validity or effectiveness, ( ii) there are no restrictions on the direct or indirect transfer of any license, or any interest therein in respect of such Intellectual Property, ( iii) it has taken reasonable security measures to protect the secrecy, confidentiality and value of their trade secrets, (iv) it has not received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use such Intellectual Property, and (v) it has no knowledge that such Intellectual Property is being infringed by any other Person. It has not received notice that it is infringing any Intellectual Property of any other Person, no claim is pending or, to its knowledge (after having made due inquiry), has been made to such effect that has not been resolved and, to its knowledge (after having made due inquiry), it is not infringing any Intellectual Property rights of any other Person. For purposes of this Agreement “Intellectual Property” means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, inventions, processes, formulae, copyrights and copyright rights, trade dress, business and product names, logos, slogans, trade secrets, industrial models, processes, designs, methodologies, computer programs (including all source codes) and related documentation, software license and sub-license agreements, end-user license agreements for software, software maintenance agreements, technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

(P) Labor Matters. It is not a party to, or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the State Labor Relations Act) or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it, pending or, to the best of its Knowledge, threatened, nor is it aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

(Q) Tax Matters. Except as set forth in Schedule 4.2(Q) of the FBG Disclosure Letter: (i) all reports and returns with respect to Taxes (as defined below) that are required to be filed by or with respect to FBG (collectively, the “Tax Returns”), have been duly filed, or requests for extensions have been timely filed and have not expired except to the extent any such filing is not yet due or all such failures to file, taken together, are not reasonably likely to have either by themselves or in the aggregate with one or more other events, occurrences or circumstances, a Material Adverse Effect on FBG, and such Tax Returns were true, complete, accurate and correct in all material respects, (ii) all taxes (which shall mean federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, occupancy, license, excise, franchise, employment, withholding or similar taxes imposed on the income, properties, operations or activities of it, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties, collectively the “Taxes”) shown to be due on the Tax Returns have been paid in full on or before the due date or are being contested in good faith and adequately reserved for on its consolidated balance sheet contained in the FBG Financial Statements; (iii) the Tax Returns have never been examined by the Internal Revenue Service; (iv) no notice of deficiency, pending audit or assessment with respect to the Tax Returns has been received from the appropriate state, local or foreign taxing authority, or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (v) all Taxes due with respect to completed and settled examinations have been paid in full; (vi) no issues have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns that would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FBG, except as reserved against in FBG Financial Statements, and (vii) no waivers of statutes of limitations have been given by or requested with respect to any Taxes of FBG.

(R) Brokers; Advisors. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by FBG and its agents directly with the other parties hereto and their agents and no action has been taken by FBG that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment.

(S) Reorganization. FBG is aware of no reason why the Merger will fail to qualify as a tax free reorganization under Section 368 of the Code.

(T) Employee Benefit Plans. Except as previously disclosed:

(i) Schedule 4.2(T) of the FBG Disclosure Letter contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, including, without limitation, “multiemployer plans” within the meaning of Section 4001(a)(3) of ERISA), and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, vacation, perquisite, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefore now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, under which (i) any current or former employee, director or independent contractor of each FBG Entity (the “FBG Employees”) has any present or future right to benefits and which are contributed to, sponsored by or maintained by it, or (ii) it has had or has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as “FBG Benefit Plans.”

(ii) With respect to each FBG Benefit Plan, FBG has provided to AFI a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related adoption agreement, trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description and other written communications (or a description of any oral communications) by each FBG Entity to its Employees concerning the extent of the benefits provided under a FBG Benefit Plan; (iv) a summary of any proposed amendments or changes anticipated to be made to the FBG Benefit Plans at any time within the 12 months immediately following the date hereof; (v) for the three most recent years and as applicable, (A) the Form 5500 and attached schedules, (B) audited financial statements, and (C) actuarial valuation reports; and (vi) all filings made by it with any governmental authority including but not limited to any filings under the Voluntary Compliance Resolution or Closing Agreement Program or the Department of Labor Delinquent Filer Program.

(iii) (i) Each FBG Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each FBG Benefit Plan which is intended to be qualified within the meaning of Sections 401(a) or 4975(e)(7) of the Code is so qualified and has received a favorable determination or opinion letter as to its qualification, and each trust established in connection with any FBG Benefit Plan which is intended to be exempt from federal taxation under Section 501(a) of the Code is so exempt, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification or exempt status; (iii) no event has occurred and no condition exists that would reasonably be expected to subject it, either directly or by reason of its affiliation with any member of its “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any material tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws, rules and regulations; (iv) for each FBG Benefit Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof; (v) no “reportable event” (as such term is defined in Section 4043 of ERISA) that could reasonably be expected to result in material liability, no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived)) has occurred with respect to any FBG Benefit Plan; (vi) all prior employer (including pre-tax employee) contributions and payments or benefits provided pursuant to such FBG Benefit Plans and all other compensatory payments made to any current or former director, officer, employee or consultant of it have been deductible under the Code, including under Sections 162 and 404, as applicable; (vii) there is no present intention that any FBG Benefit Plan be materially amended, suspended or terminated, or otherwise modified to change benefits (or the levels thereof) under any FBG Benefit Plan at any time within the 12 months immediately following the date hereof; (viii) it has not incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for its current, former or retired employees or any of its subsidiaries, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Law, and neither FBG Entity has any liability under Part 6 of Subtitle B of Title I of ERISA with respect to unsatisfied continuation coverage obligations under a healthcare plan maintained or formerly maintained by any member of their “Controlled Group”; and (ix) neither FBG, Florida Bank nor to FBG’s knowledge, any other Person has any express or implied commitment, whether legally enforceable or not, to modify, change or terminate any FBG Benefit Plan, other than with respect to a modification, change or termination required by ERISA, the Code or other applicable Law.

(iv) No FBG Benefit Plan is: (i) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) and neither FBG, nor any member of its Controlled Group has at any time sponsored or contributed to, or has or had any liability or obligation in respect of, any multiemployer plan; (ii) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA; (iii) a multiple employer plan for which it could incur liability under Sections 4063 or 4064 of ERISA; or (vi) a voluntary employee benefit association under 501(c)(9) of the Code.

(v) With respect to any FBG Benefit Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to FBG’s knowledge, threatened; (ii) no facts or circumstances exist that could give rise to any such actions, suits or claims; (iii) no written or oral communication has been received from the PBGC in respect of any FBG Benefit Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein; (iv) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other governmental agencies are pending, threatened or in progress (Including, without limitation, any routine requests for information from the PBGC); and (v) all tax, annual reporting and other governmental filings required by ERISA, the Code or other applicable Law with respect to the FBG Benefit Plans have been timely filed with the appropriate Regulatory Authority and all notices and disclosures have been timely provided to participants.

(vi) There has been no amendment to, announcement by either FBG Entity relating to, or change in employee participation or coverage under, any FBG Benefit Plan which would increase the expense of maintaining such plan above the level of the expense incurred therefore for the most recent fiscal year.

(vii) Except as set forth on Schedule 4.2(T) of the FBG Disclosure Letter, neither the execution of this Agreement, shareholder approval of the Merger nor the consummation of the transactions (either alone or in combination with any subsequent event) contemplated hereby will (i) entitle any FBG Employees to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other obligation pursuant to, any of the FBG Benefit Plans, (iii) limit or restrict the right of FBG or, after the consummation of the transactions contemplated hereby, FBG or the Continuing Entity to merge, amend or terminate any of the FBG Benefit Plans or result in any liability on account of such merger, amendment or termination (other than liability for ordinary administrative expenses typically incurred under such FBG Benefit Plan), (iv) cause FBG or, after the consummation of the transactions contemplated hereby, FBG or the Continuing Entity to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award, or (v) result in payments under any of the FBG Benefit Plans or otherwise which would not be deductible under section 280G of the Code.

(U) Asset Classification. Set forth on Schedule 4.2(U) of the FBG Disclosure Letter is a list, accurate and complete in all material respects, of all loans, extensions of credit or other assets that are classified as of March 31, 2010 by it (the “FBG Asset Classification”); and no amounts of loans, extensions of credit or other assets that are classified by it as of March 31, 2010 by any regulatory examiner as “Substandard,” “Doubtful,” “Loss,” or words of similar import are excluded from the amounts disclosed in the FBG Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off by it prior to March 31, 2010. The allowances for loan losses disclosed in the FBG Financial Statements were, and the allowances for loan losses for periods ending after the date of this Agreement will be, adequate as of the date thereof, under generally accepted accounting principles consistently applied to banks and bank holding companies and under all other regulatory requirements, for all losses reasonably anticipated in the ordinary course of business as of the date thereof based on information available as of such date, and the assets comprising other real estate owned and in-substance foreclosures included in any of their non-performing assets are carried net of reserves at the lower of cost or market value based on current independent appraisals or current management appraisals.

(V) Environmental Matters. Except as set forth in Schedule 4.2(V) of the FBG Disclosure Letter, to the best of FBG’s knowledge:

(i) no FBG Entity, nor any properties owned or operated by such FBG Entity, has been or is in violation of or liable under any Environmental Law, except for such violations or liabilities that, either by themselves or in the aggregate with one or more other events, occurrences or circumstances, would not have a Material Adverse Effect on its assets, business, financial condition or results of operations taken as a whole. There are no (and there is no reasonable basis for any) actions, suits or proceedings, or demands, claims, notices or investigations including, without limitation, notices, demand letters or requests for information from any environmental agency or other Person, instituted, pending or threatened relating to the liability of any property owned or operated by either FBG Entity under any Environmental Law.

(ii) no FBG Entity has received any notice, citation, summons or order, complaint or penalty assessment by any governmental or other entity or person with respect to a property in which such FBG Entity holds a security interest or other Lien for (i) any alleged violation of Environmental Law, (ii) any failure to have any environmental permit, certificate, license, approval, registration, and (iii) any use, possession, generation, treatment, storage, recycling, transportation or disposal of any Hazardous Material.

(W) Disclosure.

(i) All material facts to each FBG Entity’s business, financial condition or results of operations have been disclosed to AFI in connection with this Agreement. No representation or warranty of FBG contained in this Agreement, and no statement, certificate, list, instrument or other writing furnished or to be furnished by FBG pursuant to this Agreement (including any statement in the FBG Disclosure Letter) contains or will contain any untrue statement of a material fact or will omit to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

(ii) All documents that any FBG Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

(X) Material Statements and Omissions. Neither any representation or warranty made by any FBG Entity contained in this Agreement or in any certificate, document or other instrument furnished or to be furnished by any FBG Entity pursuant to the terms hereof nor the FBG Disclosure Letter contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to make any statement contained herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE V.

COVENANTS

5.1 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each party hereto agrees to cooperate with the other and use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable on its part under this Agreement or under applicable Laws to consummate and make effective the Merger and the other transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article VI hereof.

5.2 Shareholder Approval.

(A) As soon as practicable following the effectiveness of the Registration Statement under the Securities Act, AFI, acting through its Board of Directors, shall take all action necessary to duly call and give notice of, a meeting of its shareholders (including any adjournment or postponement, the “Shareholders Meeting”), to be held on a date reasonably acceptable to FBG but in any event within 30 calendar days after the date the Registration Statement becomes effective, for the purpose of adopting this Agreement and considering and voting upon any other matters required to be approved by AFI’s shareholders for consummation of the Merger. Subject to Section 5.2(B), AFI shall solicit from its shareholders proxies in favor of the adoption and approval of this Agreement and the Merger and shall take all other action necessary or advisable to secure the vote or consent of its shareholders to adopt and approve this Agreement and the Merger.

(B) Neither the Board of Directors of AFI nor any committee thereof shall (i) except as expressly permitted by this Section 5.2(B), withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to FBG, the approval or recommendation of such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iii) cause AFI to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an “Acquisition Agreement”) related to any Acquisition Proposal. Notwithstanding the foregoing, in the event that, prior to the adoption of this Agreement by the AFI shareholders, the Board of Directors of AFI determines in good faith, after it has received a Superior Proposal and after receipt of advice from outside counsel, that the failure to do so would result in a reasonable possibility that the Board of Directors of AFI would breach its fiduciary duties to AFI shareholders under applicable Law, the Board of Directors of AFI may (subject to this and the following sentences) inform AFI shareholders that it no longer believes that the Merger is advisable and no longer recommends approval and may (subject to this and the following sentences) approve or recommend a Superior Proposal (and in connection therewith withdraw or modify its approval or recommendation of this Agreement and the Merger (a “Subsequent Determination”) but only at a time that is after the fifth business day following FBG’s receipt of written notice from AFI advising FBG that the Board of Directors of AFI has received a Superior Proposal specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing), identifying the Person making such Superior Proposal and stating that it intends to make a Subsequent Determination. After providing such notice, AFI shall provide a reasonable opportunity, not to exceed five Business Days, to FBG to make such adjustments in the terms and conditions of this Agreement as would enable AFI to proceed with its recommendation to its shareholders without a Subsequent Determination; provided, that any such adjustment shall be at the discretion of the parties at the time.

5.3 Proxy Statement.

(A) As soon as reasonably practicable (but in no event later than 60 days) after execution of this Agreement, at a date determined by FBG in it sole discretion, FBG shall prepare and file the Registration Statement (which shall contain the Proxy Statement) with the SEC in connection with the registration under the Securities Act of the aggregate shares of FBG Common Stock to be issued in the Merger pursuant to Section 2.1. FBG shall use its reasonable best efforts to cause the Registration Statement to become effective under the Securities Act and take any action required to be taken under the applicable state securities laws in connection with the issuance of the shares of FBG Common Stock upon consummation of the Merger. AFI and Anderen Bank shall each cooperate in the preparation and filing of the Registration Statement and shall, in the case of AFI and Anderen Bank, each furnish all information concerning it and the holders of its capital stock as FBG may request in connection with such action. FBG and AFI shall make all necessary filings with respect to the Merger under the Securities Act and applicable state securities laws.

(B) Except as expressly permitted by Section 5.2(B), AFI shall as promptly as practicable following the effectiveness of a Registration Statement under the Securities Act and in conjunction with FBG prepare and mail to AFI’s shareholders a notice of meeting, proxy statement and form of proxy in accordance with applicable Law for the approval by AFI shareholders of this Agreement and the Merger and for the approval by AFI shareholders of any other matters required to facilitate consummation of the Merger (the “Proxy Statement”). All costs and expenses incurred in connection with the mailing of the Proxy Statement shall be borne equally by AFI and FBG. AFI shall not mail the Proxy Statement prior to effectiveness of the Registration Statement under the Securities Act without FBG’s prior written consent (such consent not to be unreasonably withheld or delayed). Except as expressly permitted by Section 5.2(B), the Proxy Statement shall include the recommendation of AFI’s Board of Directors in favor of adoption and approval of this Agreement, the Merger and the other transactions contemplated hereby.

(C) The Proxy Statement and any amendment or supplement thereto shall not, at the date of mailing to shareholders and at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. If AFI or FBG shall become aware prior to the time of the Shareholders Meeting of any information furnished by the other party that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, such party shall promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement.

5.4 Press Release. Except as otherwise required by Law, the parties hereto shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other parties, which consent shall not be unreasonably withheld or delayed. The parties hereto shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party.

5.5 Access; Information.

(A) Subject to applicable Law, each party shall afford the other party and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Merger Effective Date or the date, if any, on which this Agreement is terminated pursuant to Section 7.1 to (i) all of such party’s properties, personnel, books, contracts, commitments and records and (ii) all other information concerning the business, properties and personnel of such party as the other party may reasonably request.

(B) Without limiting the generality of Section 5.5(A), prior to the Merger Effective Date, upon reasonable prior notice and subject to applicable Laws relating to the exchange of information, each party’s representatives shall have the right to conduct a review to determine the accuracy of the representations and warranties of the other party and the satisfaction of the conditions to closing as provided hereunder.

(C) Each party agrees that any information obtained pursuant to this Section 5.5 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) shall be subject to and governed by the Confidentiality Agreement, dated November 30, 2009, between AFI and FBG (the “Confidentiality Agreement”).

(D) No investigation by either party of the business and affairs of the other party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to such party’s obligation to consummate the transactions contemplated by this Agreement.

5.6 No Solicitation.

(A) AFI shall not, nor shall it authorize or permit any of its officers, directors, employees, agents, representatives and Affiliates (collectively, “Representatives”) to, directly or indirectly (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) any confidential information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) subject to Section 5.6(C), approve, endorse or recommend any Acquisition Proposal, or (iv) enter into any Acquisition Agreement contemplating or otherwise relating to any Acquisition Transaction; provided, that this Section 5.6(A) shall not prohibit AFI from furnishing nonpublic information regarding AFI or any of its Affiliates to, or entering into a confidentiality agreement or discussions or negotiations with, any Person or Group in response to a bona fide unsolicited written Acquisition Proposal submitted by such Person or Group (and not withdrawn) if (1) neither AFI nor any of its Representatives shall have violated any of the restrictions set forth in this Section 5.6, (2) the Board of Directors of AFI determines in its good faith judgment (based on, among other things, the advice of its financial advisor of nationally recognized reputation and its outside counsel) that such Acquisition Proposal constitutes a Superior Proposal, (3) the Board of Directors of AFI concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties, as such duties would exist in the absence of this Section 5.6, to the shareholders of AFI under applicable Law, (4) (i) at least two business days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person or Group, AFI gives FBG written notice of the identity of such Person or Group and of AFI’s intention to furnish nonpublic information to, or enter into discussions or negotiations with, such Person or Group, and (ii) AFI receives from such Person or Group an executed confidentiality agreement containing terms no less favorable to AFI than the terms of the Confidentiality Agreement and (5) contemporaneously with furnishing any such nonpublic information to such Person or Group, AFI furnishes such nonpublic information to FBG (to the extent such nonpublic information has not been previously furnished by AFI to FBG). In addition to the foregoing, AFI shall provide FBG with at least two business days prior written notice of a meeting of the Board of Directors of AFI at which meeting the Board of Directors of AFI is reasonably expected to resolve to recommend a Superior Proposal to its shareholders and together with such notice a copy of the most recently proposed documentation relating to such Superior Proposal; provided, further, that AFI hereby agrees promptly to provide to FBG any revised documentation and any Acquisition Agreement.

(B) In addition to the obligations of AFI set forth in Section 5.6(A), as promptly as practicable, and in any event within one business day after any of the executive officers of AFI become aware thereof, AFI shall advise FBG of any request received by AFI for nonpublic information which AFI reasonably believes could lead to an Acquisition Proposal or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal, and the identity of the Person or Group making any such request or Acquisition Proposal. AFI shall keep FBG informed promptly of material amendments or modifications to any such request or Acquisition Proposal.

(C) AFI and its Representatives shall immediately cease any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal and will use their respective reasonable best efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.6, by any Affiliate or Representative of AFI shall be deemed to be a breach of this Section 5.6 by AFI.

5.7 Regulatory Applications.

(A) FBG shall use its reasonable best efforts to prepare and deliver for filing, all documentation to effect all necessary notices, reports and other filings and to obtain all permits, consents, approvals and authorizations necessary or advisable to be obtained from any third parties and/or Regulatory Authorities in order to consummate the Merger and the other transactions contemplated hereby; and any initial filings forwarded to the Regulatory Authorities shall be made by FBG within 30 days after the execution hereof, and AFI shall cooperate in such preparation and filing. Subject to applicable Laws relating to the exchange of information, each of FBG and AFI shall have the right to review in advance, and to the extent practicable each shall consult with the other on, all material written information submitted to any third party and/or any Regulatory Authority in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall, to the extent practicable, consult with the other parties hereto with respect to the obtaining of all material Consents of all third parties and Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party shall keep the other parties apprised of the status of material matters relating to completion of the transactions contemplated hereby (including, to the extent permitted by applicable Laws relating to the exchange of information, promptly furnishing the other with copies of applications filed with, and notices or other communications received by FBG or AFI, as the case may be, from any third party and Regulatory Authority with respect to the Merger and the other transactions contemplated by this Agreement).

(B) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party to any third party and/or Regulatory Authority.

5.8 Indemnification; Director’s and Officers’ Insurance.

(A) From and after the Merger Effective Date, FBG agrees that it will cause the Surviving Bank to indemnify and hold harmless each present and former director and officer of AFI or its Subsidiaries (each, an “Indemnified Party” and, collectively, the “Indemnified Parties”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Merger Effective Date (Including the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Merger Effective Date, to the extent that AFI would have been required under the Organizational Documents of AFI as in effect on the date hereof to indemnify such Person. FBG’s obligations under this Section 5.8(A) shall continue in full force and effect for a period of five years from the Merger Effective Date; provided, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

(B) Any Indemnified Party wishing to claim indemnification under paragraph (A) of this Section 5.8, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify FBG thereof, but the failure to so notify shall not relieve FBG of any liability it may have to such Indemnified Party if such failure does not materially prejudice FBG. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Merger Effective Date), (i) FBG shall have the right to assume, or cause the Continuing Entity to assume, the defense thereof and FBG shall not be liable to such Indemnified Party for any legal expenses or other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, (ii) the Indemnified Party will cooperate in the defense of any such matter, and (iii) FBG shall not be liable for any settlement effected without its prior written consent; provided that FBG shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(C) FBG shall, or shall cause the Continuing Entity to, use its reasonable best efforts (and AFI shall cooperate prior to the Merger Effective Date in these efforts) to maintain in effect for a period of five years after the Merger Effective Date AFI’s existing directors’ and officers’ liability insurance policy (provided that FBG or the Continuing Entity may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of AFI given prior to the Merger Effective Date, any other policy) with respect to claims arising from facts or events which occurred prior to the Merger Effective Date and covering persons who are currently covered by such insurance; provided, that neither FBG nor the Continuing Entity shall be obligated to make aggregate annual premium payments for such five-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to AFI’s directors and officers, 150% of the annual premium payments on AFI’s current policy in effect as of the date of this Agreement (the “Maximum Amount”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, FBG or the Continuing Entity shall use its reasonable efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount.

(D) If FBG or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any other Person, then, and in each case, proper provision shall be made so that the successors and assigns of FBG shall assume the obligations set forth in this Section 5.8.

(E) Notwithstanding any provisions to the contrary, the indemnification obligations of this Section 5.8 are limited by federal banking law and those obligations that violate federal banking law will be invalid and unenforceable.

5.9 Benefit Plans.

(A) For the 12 month period immediately following the Merger Effective Date, FBG agrees to provide to the then current employees of AFI and Anderen Bank who continue employment with FBG during such period (the “Continuing Employees”) employee benefits (other than equity-based benefits or awards, including any shares granted or issued to any tax qualified retirement plan, and any special bonus arrangements) that are comparable in the aggregate to employee benefits (other than equity-based benefits or awards, including any shares granted or issued to any tax qualified retirement plan, and any special bonus arrangements) provided by Florida Bank to its employees. FBG will cause the employee benefit plans that the Continuing Employees are or become eligible to participate in to take into account for purposes of eligibility and vesting thereunder service by the Continuing Employees with AFI as if such service were with FBG or any of its Subsidiaries, as the case may be, to the same extent that such service was credited under any analogous Benefit Plan of Anderen Bank immediately prior to the Merger Effective Date. Following the Merger Effective Date, the Continuing Employees will retain credit for unused vacation and sick days which were accrued with AFI as of the Merger Effective Date. In addition, if the Merger Effective Date falls within an annual period of coverage under any group health plan of the FBG , each Continuing Employee shall be given credit for covered expenses paid by that Continuing Employee under comparable employee benefit plans of Anderen Bank during the applicable coverage period through the Merger Effective Date toward satisfaction of any annual deductible limitation and out-of-pocket maximum that may apply under that group health plan of the FBG and its Subsidiaries. Nothing herein shall limit the ability of FBG to amend or terminate any of the Benefit Plans in accordance with their terms at any time.

If, within six months of the Merger Effective Date, any Continuing Employee is terminated by FBG solely as a result of the Merger (i.e., elimination of duplicative jobs, etc.), and not as a result of inadequate performance or other good cause, FBG shall pay severance to each such Continuing Employee in an amount equal to two weeks’ pay for each year of such Continuing Employee’s prior employment; provided, that in no event will the total amount of severance for any single Continuing Employee be less than two weeks or greater than 12 weeks.

(B) FBG and AFI agree to cooperate in good faith to mitigate the effects of Section 280G of the Code on AFI and its employees.

(C) Immediately prior to the Closing, (i) the employment agreements between Anderen Bank or AFI and the individuals set forth on Exhibit 7 shall be terminated and (ii) FBG shall enter into new employment agreements with the individuals set forth on Exhibit 8 in substantially the forms attached hereto as Exhibit 9.

(D) The foregoing provisions of this Section 5.9 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any Person (including for the avoidance of doubt any current or former employees, directors, officers, consultants or independent contractors of any AFI Entity or their beneficiaries, other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 5.9) under or by reason of any provision of this Agreement.

(E) Prior to the Closing, by proper resolution of AFI’s Board of Directors, and adoption of plan amendments, if necessary, AFI will cease all contributions to and discontinue the right of all participants to accrue additional benefits under AFI’s 401(k) plan, and terminate the 401(k) plan, effective at least one day prior to the Closing. The form and substance of such resolutions and amendments will be subject to the reasonable advance review and approval by FBG’s counsel.

5.10 Notification of Certain Matters. Each of AFI and FBG shall give prompt notice to the other (i) of the occurrence, or non-occurrence, of any event that, individually or in the aggregate, would make the timely satisfaction of any of the conditions set forth in Article VI impossible or unlikely or otherwise prevent, materially delay or materially impair the ability of AFI or FBG, as the case may be, to consummate the transactions contemplated by this Agreement, or (ii) of any fact, event or circumstance known to it that would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

5.11 Human Resources Issues. AFI and FBG will consult in good faith regarding the nature and content of any formal presentation of the transactions contemplated by this Agreement to employees of Anderen Bank and Florida Bank and will include a representative of each of AFI and FBG in any such formal presentation or any formal group meeting at which the transaction is explained or discussed, under an arrangement that is mutually satisfactory to both parties. The parties agree to work with each other in good faith to facilitate the timely and accurate dissemination of information to employees regarding matters related to the transactions contemplated by this Agreement in such a manner as to cause minimal disruption of the business of Anderen Bank and Florida Bank and their relationships with their respective employees and to facilitate the transition of such relationships to the Continuing Bank.

5.12 Third Party Agreements, Etc.

(A) AFI shall use its commercially reasonable best efforts to obtain (i) within 45 calendar days after the date hereof, all Consents required to be obtained from any third parties in connection with the Merger and the other transactions contemplated hereby in such form and content as is approved in writing by FBG and (ii) the cooperation of such third parties to effect the integration of the operations of Anderen Bank and Florida Bank as expeditiously as possible after the Merger Effective Date. AFI shall cooperate with FBG in minimizing the extent to which any Contracts will continue in effect following the Merger Effective Date, in addition to complying with the prohibitions in Section 3.2(K).

(B) FBG agrees that all actions taken pursuant to this Section 5.12 shall be taken in a manner intended to minimize disruption to the customary business activities of AFI.

5.13 Shareholders’ Agreement. AFI shall use its reasonable best efforts to cause each Shareholder who is a party to a Shareholders’ Agreement to comply with such Shareholders’ Agreement. AFI agrees to be bound by and comply with the provisions of the Shareholders’ Agreement with respect to transfers of record ownership of shares of AFI Common Stock, and agrees to notify the transfer agent for the AFI Common Stock of the Shareholders’ Agreement and provide such documentation and do such other things as may be necessary to effectuate the provisions of the Shareholders’ Agreement.

5.14 Non-Competition Agreements. AFI shall use its reasonable best efforts to cause each of the Non-Compete Persons to execute a Non-Competition Agreement prior to the Merger Effective Date.

5.15 Non-Competition Agreement Payments. Subject to the execution of a Non-Competition Agreement by Charles Allcott III, AFI shall pay, in consideration thereof, $580,000 to Mr. Allcott immediately prior to the Merger Effective Date. Subject to the execution of a Non-Competition Agreement by John Warren, AFI shall pay, in consideration thereof, $540,000 to Mr. Warren immediately prior to the Merger Effective Date.

5.16 Subsequent Interim and Financial Statements; Reports. As soon as reasonably practicable and as soon as they are available, but in no event more than 15 days, after the end of each calendar month ending after the date of this Agreement, each of AFI and FBG shall furnish to the other (i) financial statements (including balance sheet, income statement and statement of changes in shareholders’ equity) as of and for such month then ended and (ii) copies of any internal management reports relating to the foregoing. All information furnished pursuant to this Section 5.16 shall be held in confidence by the receiving party to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement. Each party and its subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other party copies of all such reports promptly after the same are filed.

5.17 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article VI; provided, that nothing herein shall preclude either party from exercising its rights under this Agreement.

ARTICLE VI.

CONDITIONS TO CONSUMMATION OF THE MERGER

6.1 Conditions to Obligations of Each Party.

The respective obligations of each party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both parties prior to the Effective Time:

(A) Shareholder Vote. Approval of the Merger and the other transactions contemplated hereby by the required vote of the shareholders of AFI shall have been obtained, the approval of any other transactions required to facilitate consummation of the Merger by the shareholders of AFI shall have been obtained, and the number of dissenting shares of AFI Common Stock, shall not exceed 5% of the number of shares of AFI Common Stock issued and outstanding immediately prior to the Effective Time.

(B) Regulatory Approvals. All regulatory approvals from all Regulatory Authorities required to consummate the Merger and the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods applicable to the Merger shall have expired or been terminated; provided, that no such approval or Consent shall have imposed any condition or requirement which would so materially and adversely impact the economic or business benefits to FBG, of the transactions contemplated by this Agreement that, had such condition or requirement been known, the Board of Directors of FBG would not, in its reasonable judgment, have entered into this Agreement.

(C) Third Party Consents. All Consents of all Persons (other than Regulatory Authorities) required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval would not materially and adversely impact business benefits to FBG of the transactions contemplated by this Agreement.

(D) Legal Proceedings. No court or governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the Merger or the other transactions contemplated by this Agreement.

(E) Tax Opinion. Prior to the Merger Effective Date, FBG and AFI shall have received an opinion from Hacker, Johnson & Smith, P.A., to the effect that the Merger constitutes a reorganization under Section 368 of the Code and that no gain or loss will be recognized by the shareholders of AFI who receive shares of FBG Common Stock in the Merger, which such opinion has relied upon factual representations contained in certificates of officers of FBG, AFI and others. The foregoing tax opinion shall not have been withdrawn as of the Merger Effective Date.

(F) Registration Statement. The Registration Statement shall be effective under the Securities Act, no stop orders suspending the effectiveness of the Registration

Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under the state securities laws or the Securities Act relating to the issuance of the shares of FBG Common Stock issuable pursuant to the Merger shall have been received.

6.2 Conditions to Obligations of FBG.

The obligations of FBG to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived in writing by FBG prior to the Effective Time:

(A) Representations and Warranties. For purposes of this Section 6.2(A), the accuracy of the representations and warranties of AFI set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Section 4.1(B) shall be true and correct (except for inaccuracies which are de minimus in amount). The representations and warranties set forth in Sections 4.1(B) and 4.1(N) shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of AFI set forth in this Agreement (including the representations and warranties set forth in 4.1(B) and 4.1(N)) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

(B) Performance of Agreements and Covenants. Each and all of the agreements and covenants of AFI to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Merger Effective Date shall have been duly performed and complied with in all material respects.

(C) Certificates. AFI shall have delivered to FBG (i) a certificate, dated as of the Merger Effective Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 6.1 as relates to AFI and in Sections 6.2(A) and 6.2(B) have been satisfied, and (ii) certified copies of resolutions duly adopted by AFI’s Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as FBG and its counsel shall request.

(D) Shareholders’ Equity. The shareholders’ equity of AFI on the last day of the calendar month immediately preceding the Merger Effective Date, as determined in accordance with GAAP, shall not be less than the amount specified in Section 7.1(H).

(E) Allowance for Loan Losses. The allowance for loan losses of AFI on the last day of the calendar month immediately preceding the Merger Effective Date, as determined in accordance with GAAP, expressed as a percentage of its total loans as of such date, shall not be less than 1.60% in the case of AFI.

(F) FIRPTA Certificate. AFI shall have delivered to FBG (a) a certification from AFI, dated no more than 30 days prior to the Merger Effective Date and signed by a responsible corporate officer of AFI, that AFI is not, and has not been at any time during the five years preceding the date of such certification, a United States real property holding company, as defined in Internal Revenue Code Section 897(c)(2), and (b) proof reasonably satisfactory to FBG that AFI has provided notice of such certification to the IRS in accordance with the provisions of Treasury regulations Section 1.897-2(h)(2).

(G) Non-Competition Agreements. Each of the Non-Compete Persons shall have executed and delivered to FBG a Non-Competition Agreement.

6.3 Conditions to Obligations of AFI.

The obligations of AFI to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived in writing by AFI prior to the Merger Effective Date:

(A) Representations and Warranties. For purposes of this Section 6.3(A), the accuracy of the representations and warranties of FBG set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). There shall not exist inaccuracies in the representations and warranties of FBG set forth in this Agreement such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a material adverse effect on FBG; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of any Person shall be deemed not to include such qualifications.

(B) Performance of Agreements and Covenants. Each and all of the agreements and covenants of FBG to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Merger Effective Date shall have been duly performed and complied with in all material respects.

(C) Shareholders’ Equity. The shareholders’ equity of FBG on the last day of the calendar month immediately preceding the Merger Effective Date, as determined in accordance with GAAP, shall not be less than the amount specified in Section 7.1(I).

(D) Allowance for Loan Losses. The allowance for loan losses of FBG on the last day of the calendar month immediately preceding the Merger Effective Date, as determined in accordance with GAAP, expressed as a percentage of its total loans as of such date, shall not be less than 1.60 % in the case of FBG.

(E) Certificates. FBG shall have delivered to AFI (i) a certificate, dated as of the Merger Effective Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 6.1 as relates to FBG and in Sections 6.3(A) and 6.3(B) have been satisfied, and (ii) certified copies of resolutions duly adopted by FBG’s Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as AFI and its counsel shall request.

(F) Other Transactions. FBG shall have consummated, or completed all conditions necessary to consummate (and, in such case, has undertaken to complete such transactions within a reasonable period of time), the transactions described in Sections 3.3(G) and 4.2(B) of the FBG Disclosure Letter and in the manner described, in all material respects, in Sections 3.3.(G) and 4.2(B) of the FBG Disclosure Letter.

ARTICLE VII.

TERMINATION

7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Merger Effective Date, notwithstanding adoption thereof by the shareholders of AFI:

(A) by the mutual written consent of AFI and FBG;

(B) by FBG or AFI if the Merger is not consummated by December 31, 2010, except to the extent that the failure of the Merger then to be consummated arises out of or results from a breach of this Agreement by the party seeking to terminate pursuant to this Section 7.1(B);

(C) by FBG or AFI if (i) the approval of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final and nonappealable action of such Regulatory Authority or an application therefore shall have been permanently withdrawn at the invitation, request or suggestion of a Regulatory Authority, (ii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger shall have become final and nonappealable, or (iii) the shareholders of AFI fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at the Shareholders Meeting where such matters were presented to the AFI shareholders for approval and voted upon;

(D) by FBG in the event that (i) the Board of Directors of AFI shall have failed to reaffirm its approval upon FBG’s request for such reaffirmation of the Merger and the transactions contemplated by this Agreement (to the exclusion of any other Acquisition Proposal), or shall have resolved not to reaffirm the Merger, (ii) the Board of Directors of AFI shall have failed to include in the Proxy Statement its recommendation, without modification or qualification, that AFI shareholders approve and adopt this Agreement or shall have withdrawn, qualified or modified, or proposed publicly to withdraw, qualify or modify, in a manner adverse to FBG, the recommendation of such Board of Directors to AFI shareholders that they approve and adopt this Agreement, (iii) the Board of Directors of AFI shall have affirmed, recommended or authorized entering into any Acquisition Transaction other than the Merger or, within ten business days after commencement of any tender or exchange offer for any shares of AFI capital stock, the Board of Directors of AFI shall have failed to recommend against acceptance of such tender or exchange offer by its shareholders or takes no position with respect to the acceptance of such tender or exchange offer by its shareholders, or (iv) the Board of Directors of AFI negotiates or authorizes the conduct of negotiations (and five business days have elapsed without such negotiations being discontinued) with a third party (it being understood and agreed that “negotiate” shall not be deemed to include the provision of information to, or the request and receipt of information from, any Person that submits an Acquisition Proposal or discussions regarding such information for the sole purpose of ascertaining the terms of such Acquisition Proposal and determining whether the board of directors will in fact engage in, or authorize, negotiations) regarding an Acquisition Proposal other than the Merger;

(E) by AFI, (provided that AFI is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement), if prior to the adoption of this Agreement by the affirmative vote of the holders of the requisite number of the outstanding shares of AFI capital stock entitled to vote thereon at the Shareholders Meeting, the Board of Directors of AFI has (x) withdrawn or modified or changed its recommendation or approval of this Agreement in a manner adverse to FBG in order to approve and permit AFI to accept a Superior Proposal and (y) determined, based on the advice of outside legal counsel to AFI, that the failure to take such action as set forth in the preceding clause (x) would result in breach of the Board of Directors’ fiduciary duties under applicable Law; provided, that (i) at least five Business Days prior to any such termination, AFI shall, and shall cause its advisors to, negotiate with FBG to make such adjustments in the terms and conditions of this Agreement as would enable AFI to proceed with the transactions contemplated hereby on such adjusted terms, and (ii) AFI shall have tendered to FBG payment in full of the amount specified in Section 8.2(C) concurrently with delivery of notice of termination pursuant to this Section 7.1(E);

(F) by AFI if there shall have been a breach of any representation, warranty, covenant or agreement on the part of FBG contained in this Agreement such that the conditions set forth in Section 6.3(A) or (B), as applicable, would not be satisfied and, in either such case, such breach is not capable of being cured or, if capable of being cured, is not cured within 30 days after written notice thereof is given by AFI to FBG;

(G) by FBG if there shall have been a breach of any representation, warranty, covenant or agreement on the part of AFI contained in this Agreement such that the conditions set forth in Section 6.2(A) or (B), as applicable, would not be satisfied and, in either such case, such breach is not capable of being cured or, if capable of being cured, is not cured within 30 days after written notice thereof is given by FBG to AFI;

(H) by FBG if as of the calendar month prior to the Merger Effective Date, the shareholders’ equity to AFI, as computed in accordance with GAAP, shall not be less than $35,000,000;

(I) by AFI if as of the calendar month prior to the Merger Effective Date, the shareholders’ equity to FBG, as computed in accordance with GAAP, shall not be less than $100,000,000;

(J) by either party (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 7.1(B).

7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of AFI, FBG or MergerCo except that (i) the provisions of this Section 7.2, Sections 5.5(C), 8.1, 8.2, and 8.3, shall survive any such termination and abandonment, and (ii) no such termination shall relieve the breaching party from Liability resulting from any breach by that party of this Agreement.

7.3 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Merger Effective Date, whether before or after adoption of this Agreement by the shareholders of AFI; provided, that, after adoption of this Agreement by the holders of AFI capital stock, no amendment may be made which by Law requires the further approval of the holders of AFI capital stock without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

ARTICLE VIII.

MISCELLANEOUS

8.1 Survival. All of the representations and warranties of the parties in this Agreement, and in any certificates, documents or other agreements delivered in connection with this Agreement shall be deemed to have been relied upon by the parties, notwithstanding any investigation heretofore or hereafter made by any party. The respective representations, warranties, covenants and agreements of AFI and FBG set forth in this Agreement or any other document, schedule, exhibit or certificate delivered pursuant hereto (except covenants and agreements which are expressly required to be performed and are performed in full on or prior to the Closing) shall not survive the Closing and the consummation of the transactions contemplated by this Agreement, except for such covenants and agreements that by their terms are required to be performed after the Closing.

8.2 Expenses.

(A) Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Merger and other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

(B) Notwithstanding Section 8.2(A) hereof, in the event of any Action arising out of or resulting from this Agreement, the prevailing party shall be entitled to recover its costs and expenses (including reasonable attorneys fees and expenses) incurred in connection therewith.

(C) Notwithstanding the foregoing, if:

(i) Either AFI or FBG terminates this Agreement pursuant to Sections 7.1(C)(iii) or 7.1(J) and (x) there has been publicly announced and not withdrawn another Acquisition Proposal or (y) AFI has failed to perform and comply in all material respects with any of its obligations, agreements or covenants required by this Agreement or FBG terminates this Agreement pursuant to Section 7.1(G), and within 12 months of such termination AFI shall either (A) consummate an Acquisition Transaction or (B) enter into an Acquisition Agreement with respect to an Acquisition Transaction, whether or not such Acquisition Transaction is subsequently consummated (but changing, in the case of (A) and (B), the references to the 5% and 95% amounts in the definition of Acquisition Transaction to 50%); or

(ii) FBG shall terminate this Agreement pursuant to Section 7.1(D); or

(iii) AFI shall terminate this Agreement pursuant to Section 7.1(E),

then AFI shall pay to FBG an amount equal to $1,675,000 (the “Termination Fee”). AFI hereby waives any right to set-off or counterclaim against such amount. If the Termination Fee shall be payable pursuant to subsection (C)(i) of this Section 8.2, the Termination Fee shall be paid in same-day funds at or prior to the earlier of the date of consummation of such Acquisition Transaction or the date of execution of an Acquisition Agreement with respect to such Acquisition Transaction. If the Termination Fee shall be payable pursuant to subsection (C)(ii) of this Section 8.2, the Termination Fee shall be paid in same-day funds upon the earlier of (i) the execution of an Acquisition Agreement with respect to such Acquisition Transaction or (ii) two business days from the date of termination of this Agreement. If the Termination Fee shall be payable pursuant to subsection (C)(iii) of this Section 8.2, the Termination Fee shall be paid in same-day funds at or prior to the termination of this Agreement.

(D) If (x) either AFI or FBG terminates this Agreement pursuant to Section 7.1(J) and there has been publicly announced and not withdrawn, a proposal for, through any transaction or series of related transactions involving (each an “FBG Acquisition Transaction”): (i) any acquisition or purchase from FBG by any Person or “Group” of 50% or more in interest of the total outstanding voting securities of FBG or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or “Group” beneficially owning 50% or more in interest of the total outstanding voting securities of FBG or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving FBG pursuant to which the shareholders of FBG immediately preceding such transaction hold less than 50% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of 50% or more of the assets of FBG; or (iii) any liquidation or dissolution of FBG, or (y) FBG has failed to perform and comply in all material respects with any of its obligations, agreements or covenants required by this Agreement or AFI terminates this Agreement pursuant to Section 7.1(F), and within 12 months of such termination FBG shall either (A) consummate a FBG Acquisition Transaction or (B) enter into an acquisition agreement with respect to a FBG Acquisition Transaction, whether or not such FBG Acquisition Transaction is subsequently consummated, then FBG shall pay to AFI an amount equal to the Termination Fee. If the Termination Fee shall be payable pursuant to this Section 8.2(D), the Termination Fee shall be paid in same-day funds at or prior to the earlier of the date of consummation of such FBG Acquisition Transaction or the date of execution of an acquisition agreement with respect to such FBG Acquisition Transaction.

(E) The parties acknowledge that the agreements contained in paragraphs (C) and (D) of this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if a party fails to pay promptly any fee payable by it pursuant to this Section 8.2, then such party shall pay to the non-breaching party, its costs and expenses (including attorneys’ fees) in connection with collecting such fee, together with interest on the amount of the fee at the prime rate of published in the Money Rates section of The Wall Street Journal from the date such payment was due under this Agreement until the date of payment.

(F) The fees and expenses to be paid pursuant to this Section 8.2 shall constitute liquidated damages for the willful breach by AFI, or FBG as the case may be, of the terms of this Agreement.

8.3 Certain Definitions. For purposes of this Agreement, the term:

(A) “Acquisition Proposal” means any proposal (whether communicated to AFI or publicly announced to AFI’s shareholders) by any Person (other than FBG or any of its Affiliates) for an Acquisition Transaction involving AFI or any of its present or future consolidated Subsidiaries, or any combination of such Subsidiaries, the assets of which constitute ten percent or more of the consolidated assets of AFI as reflected on AFI’s consolidated statement of condition prepared in accordance with GAAP.

(B) “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from AFI by any Person or “Group” (other than FBG or any of its Affiliates) of 5% or more in interest of the total outstanding voting securities of AFI or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or “Group” (other than FBG or any of its Affiliates) beneficially owning 5% or more in interest of the total outstanding voting securities of AFI or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving AFI pursuant to which the shareholders of AFI immediately preceding such transaction hold less than 95% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of 5% or more of the assets of AFI; or (iii) any liquidation or dissolution of AFI.

(C) “AFI Disclosure Letter” means a schedule delivered, on or prior to the date hereof, by AFI to FBG setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 4.1 with respect to the AFI Entities, or to one or more covenants contained in Section 3.1.

(D) “AFI Entities” means AFI and Anderen Bank.

(E) “AFI Option” means an option to purchase shares of AFI Common Stock.

(F) “AFI’s FBG Nominee Directors” means four individuals designated by AFI prior to the Merger Effective Date.

(G) “AFI’s Florida Bank Nominee Directors” means five individuals designated by AFI prior to the Merger Effective Date.

(H) “Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such Person. For purposes of this definition, “control” of a Person shall mean the power, directly or indirectly, either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors or other management of such Person or (ii) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

(I) “Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the United States federal government or any day on which banking institutions in the State of Florida are authorized or obligated by Law to close.

(J) “Code” means the Internal Revenue Code of 1986, as amended.

(K) “Consent” means any consent, approval, permit, license, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

(L) “Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, assets or business.

(M) “Default” means (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or License, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or License, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any liability under, any Contract, Law, Order, or License.

(N) “Employment Agreement” means such form of employment agreement as is mutually agreed to by FBG and AFI.

(O) “Equity Rights” means all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

(P) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(Q) “FBG Disclosure Schedule” means a schedule delivered, on or prior to the date hereof, by FBG to AFI setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 4.2 with respect to FBG.

(R) “FBG Entities” means FBG and Florida Bank.

(S) “FBG Financial Statements” means (i) the consolidated statements of condition (including related notes and schedules, if any) of FBG as of March 31, 2010, and the related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the three months ended March 31, 2010, as filed by FBG in SEC Documents, and (ii) the consolidated statements of condition of FBG (including related notes and schedules, if any) and related statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to March 31, 2010.]

(T) “Financial Statements” means, collectively, the AFI Financial Statements and the FBG Financial Statements.

(U) “GAAP” means generally accepted accounting principles in the United States.

(V) “Intellectual Property” means copyrights, patents, trademarks, service marks, service names, trade names, domain names, together with all goodwill associated therewith, registrations and applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

(W) “Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter), means those facts that are known or should reasonably have been known after due inquiry by the chairman, president, chief financial officer, chief accounting officer, chief operating officer, chief credit officer, general counsel, any assistant or deputy general counsel, or any senior, executive or other vice president of such Person and the knowledge of any such Persons obtained or which would have been obtained from a reasonable investigation.

(X) “Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its assets, liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

(Y) “Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

(Z) “Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a party, its business, its records, its policies, its practices, its compliance with Law, its actions, its assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

(AA) “Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens which do not materially impair the use of or title to the assets subject to such Lien.

(BB) “Material Adverse Effect” shall mean any near-term or long-term material adverse change in or material adverse effect (whether or not such change or effect arises from any fact, circumstance, result, change, event, violation or occurrence that was foreseeable or known as of the date of this Agreement) on the business, results of operations, financial condition or assets, taking the assets as a whole, of AFI or FBG, as the case may be; however, the term Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities; and (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and bank holding companies generally.

(CC) “Non-Compete Person” means each of the individuals set forth on Schedule 8.3(C)(C) hereto.

(DD) “Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

(EE) “Organizational Documents” means, with respect to any Person, such Person’s charter, by-laws, articles or certificate of incorporation, limited liability Bank agreement, partnership agreement or other similar organizational or constituent documents.

(FF) “Permit” means any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, assets, or business.

(GG) “Person” means an individual, corporation, partnership, limited liability Bank, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

(HH) “Regulatory Authorities” means, collectively, the SEC, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the State of Florida Office of Financial Regulation, and any other federal, state, county, local or other governmental or regulatory agencies, authorities (including taxing and self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the parties and their respective subsidiaries.

(II) “SEC” means the United States Securities and Exchange Commission.

(JJ) “SEC Documents” means all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

(KK) “Securities Act” means the Securities Act of 1933, as amended.

(LL) “Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder

(MM) “Superior Proposal” means any Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) (i) involving the acquisition of a majority of the equity interests in, or all or substantially all of the assets and liabilities of, AFI or any of its Subsidiaries and (ii) with respect to which the Board of Directors of AFI (A) determines in good faith that such Acquisition Proposal, if accepted, is reasonably likely to be consummated on a timely basis, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the Person or Group making the Acquisition Proposal, and (B) determines in its good faith judgment (based on, among other things, the advice of a financial advisor of nationally recognized reputation) to be more favorable to AFI’s shareholders than the Merger taking into account all relevant factors (including whether, in the good faith judgment of the Board of Directors of AFI, after obtaining the advice of a financial advisor of nationally recognized reputation, the Person or Group making such Acquisition Proposal is reasonably able to finance the transaction, and any proposed changes to this Agreement that may be proposed by FBG in response to such Acquisition Proposal).

8.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to AFI:

Anderen Financial, Inc.

1720 Lee Road

Orlando, FL 32810

Attention: John Warren

Facsimile: 407-367-4527

With a copy to (such copy not to constitute notice):

Smith Mackinnon, P.A.

255 South Orange Avenue, Suite 800

Orlando, Florida 32801

Attention: John P. Greeley

Facsimile: (407) 843-2448

If to FBG:

Florida Bank Group, Inc.

201 North Franklin Street

Suite 2800

Tampa, FL 33602

Attention: Robert Rothman

Facsimile: 813-277-0546

With a copy to (such copy not to constitute notice):

DLA Piper LLP (US)

500 Eighth Street, NW

Washington, DC 20004

Attention: Frank M. Conner III

                  Michael P. Reed

Facsimile: 202-799-5229

8.5 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument. Signatures delivered by electronic methods, including PDF, shall have the same effect as signatures delivered in person.

8.6 Governing Law; Venue; Waiver of Jury Trial.

(A) This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Florida, without regard to the conflict of law principles thereof.

(B) Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Florida or any Florida state court in the event that any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the State of Florida or a Florida state court.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.06.

8.7 Entire Understanding; No Third Party Beneficiaries. This Agreement (including the disclosure schedules, exhibits, and the documents, instruments and other agreements specifically referred to herein, attached hereto, and incorporated herein) and the Confidentiality Agreement constitute the entire agreement of the parties hereto and thereto with reference to the transactions contemplated hereby and thereby and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the parties or their officers, directors, agents, employees or representatives, with respect to the subject matter hereof. Except for Section 5.8, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

8.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

8.9 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

8.10 Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. The terms defined in this Agreement include the plural as well as the singular. All references in this Agreement to designated “Articles,” “Sections” and other subdivisions are to the designated articles, sections and other subdivisions of the body of this Agreement. Pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

8.11 Waivers. Prior to or at the Merger Effective Date, either party shall have the right to waive any default in the performance of any provision of this Agreement by the other, to waive or extend the time for compliance or fulfillment by the other of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of such party under this Agreement, except any condition which, if not satisfied, would result in a violation of law. No such waiver shall be effective unless it is in writing signed by the party granting such waiver. The failure of a party to exercise any of its rights hereunder or to insist upon strict adherence to any term or condition hereof on any one occasion shall not be construed as a waiver or deprive that party of the right thereafter to insist upon strict adherence to the terms and conditions of this Agreement at a later date. Further, no waiver of any of the terms and conditions of this Agreement shall be deemed to or shall constitute a waiver of any other term of condition hereof (whether or not similar).

8.12 Prevailing Party. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party shall be entitled to recover from the other party the reasonable attorneys’ fees, court costs and expenses, incurred in that action or proceeding, in addition to any other relief to which such party may be entitled.

8.13 Assignment. This Agreement shall not be assignable by operation of law or otherwise without the prior written consent of each of the other parties.

8.14 Effect. No provision of this Agreement shall be construed to require AFI or FBG or any Affiliates or directors of any of them to take any action or omit to take any action which action or omission would violate applicable Law.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

ANDEREN FINANCIAL, INC.		FLORIDA BANK GROUP, INC.

By:	/s/ Charles Allcott, III	By:	/s/ Robert Rothman
	Charles Allcott, III		Robert Rothman
	Chief Executive Officer		Chairman and Chief Executive Officer

FRANKLIN ACQUISITION COMPANY, LLC

By:	/s/ Robert Rothman
Robert Rothman
Authorized Signatory